As filed with the Securities and Exchange Commission on February ___, 2004.
                          Registration No. 333-108871.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                               AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       AMERICAN PORTFOLIOS HOLDINGS, INC.
                       ----------------------------------
        (Exact name of small business issuer as specified in its charter)


                   DELAWARE                                  523900                                  11-3518385
         ----------------------------------        --------------------------------            --------------------------
         (State or other jurisdiction of           (Primary Standard Industrial                    (I.R.S. Employer
         incorporation or organization)               Classification Number)                     Identification Number)

                         4250 Veterans Memorial Highway
                            Holbrook, New York 11741
                                  631-439-4600


          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)


                              Lon Dolber, President
                         4250 Veterans Memorial Highway
                            Holbrook, New York 11741
                                  631-439-4600

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                                Stuart M. Sieger
                                  Seth I. Rubin
                         Ruskin Moscou Faltischek, P.C.
                      190 EAB Plaza, East Tower, 15th Floor
                            Uniondale, New York 11556
                                  516-663-6600

Approximate Date of Commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
Title of Each Class of                                 Proposed Maximum        Proposed Maximum
   Securities to be          Number of Shares to      Offering Price Per          Aggregate                 Amount of
      Registered                be Registered              Share(1)             Offering Price          Registration Fee
============================================================================================================================

Common stock, par              1,500,000 shares             $3.00                 $4,500,000                 $364.05
value .001 per share

============================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act").

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                       [AMERICAN PORTFOLIOS HOLDINGS, INC.
                                      LOGO]



           PROSPECTUS Subject to completion; Dated February ___, 2004


The information in this prospectus is subject to completion or amendment. We may not sell our common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                       AMERICAN PORTFOLIOS HOLDINGS, INC.

                        1,500,000 shares of Common Stock


     We are offering for sale, on a best efforts basis, up to 1,500,000 shares of our common stock, at a price per share of $3.00. This offering will terminate two years from the effective date of this prospectus on February ___ 2006. There are no minimum purchase requirements. There are no arrangements to place any proceeds of the offering in an escrow, trust or similar account.

     Our common stock is not listed on any securities exchange, including but not limited to the OTC Bulletin Board, and is not quoted by any registered broker dealer in the pink sheets or other medium. We have no plans to list our common stock on any securities exchange or other market for the foreseeable future, but we reserve the right to effect the listing of the same in the future in our discretion.


     Investing in our common stock involves a high degree of risk. You should consider carefully the "Risk Factors" contained in this prospectus beginning on page 4 before deciding whether to purchase shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                Per Share        Total
                                                ---------        -----
         Public Offering Price................   $3.00(1)    $4,500,000 (1)


---------------
(1) This offering will be conducted by us. We may, in the future, utilize the services of registered broker-dealers for this offering, and if we do so, such registered broker-dealers will be identified in a post-effective amendment or update of this prospectus. Our estimated expenses are approximately $170,000.00, not including any future brokerage commissions.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and the financial statements and the notes to those financial statement included elsewhere in this prospectus.

Our Company


     American Portfolios Holdings, Inc. ("we" or "us"), a Delaware corporation, was formed in 1999 as a financial services holding company. We have two wholly-owned subsidiaries: American Portfolios Financial Services, Inc., a registered broker-dealer and American Portfolios Advisors, Inc., a registered investment advisor.

     Our first objective was to obtain a registered broker dealer and registered investment advisor to implement our strategy of an independent contractor/registered representative network model for the purchase and sale of stock, bonds, mutual funds and insurance products. In March 2001, APAI became a registered investment advisor. In May 2001, we acquired Triad Financial, Inc., a licensed broker dealer then located in Jericho, New York with NASD approval and changed its name to American Portfolios Financial Services, Inc. In September 2001, we effected the transfer to APFSI of an existing independent contractor/registered representative network consisting of approximately 187 registered representatives, previously operated by Lon T. Dolber and Russell Clark, our principal stockholders, at which time we commenced our business. As of December 31, 2003, our network includes approximately 313 registered representatives.


     Our principal product offerings include mutual funds, bonds and CDs, common stock, insurance products and advisory services.


     Our network model is based on brokerage offices which are owned and operated by our independent contractor/registered representatives under the regulatory umbrella of our subsidiaries. We do not cover the operating expenses of our registered representatives, including but not limited to rent, utilities, salaries, insurance, communications and the like. Our registered representatives are not employees of the broker dealer. Our network model differs from the employee model in which, the broker dealer incurs many, if not all, of its registered representatives' costs.

     Our executive office is located at 4250 Veterans Memorial Highway, Holbrook, New York 11741. Our telephone number is 631-439-4600. We maintain an Internet Web site at http://www.americanportfolios.com. Information contained on our Internet Web site is for informational purposes only and is not a part of this prospectus.


Summary Consolidated Financial Data

     The summary consolidated financial data presented below should be read in conjunction with, and is qualified in its entirety by, the audited financial statements and notes to those financial statements included in this prospectus. The financial statements mentioned above can be found at the end of this prospectus and a discussion of the same can be found in "Management's Discussion and Analysis Of Financial Condition and Results Of Operations" contained elsewhere in this prospectus.

                                                  At or for the                     As and for the
                                                   Year Ended                       nine months ended
                                                  December 31,                      September 30,
                                             2001              2002             2002              2003
                                             ----              ----             ----              ----
                                                                                               (unaudited)
                                                              (In thousands, except per share data)

         Consolidated Summary of Operations:

                  Revenues                  $ 2,604           $11,250           $ 8,544          $ 11,851
                  Net Loss                  $ (868)           $ (995)           $ (681)          $  (457)
                  Net Loss per share        $ (.12)           $ (.15)           $ (.10)          $  (.07)


         Consolidated Balance Sheet Data:

                  Current Assets               $ 1,087         $ 1,771
                  Working Capital              $ (104)         $  (85)
                  Stockholders' Equity         $ 2,949         $ 3,434



The Offering

Number of shares of common stock outstanding prior
to this offering...................................              8,002,410  shares  (includes  1,000,000  shares for
                                                                 the capital  units  plan;  does not include a total
                                                                 of 674,901  shares which may be issued  pursuant to
                                                                 outstanding  warrants,  including  those  that  are
                                                                 part  of the  convertible  notes,  and a  total  of
                                                                 854,680  shares  which  may be issued  pursuant  to
                                                                 outstanding  employee  options under our plan which
                                                                 authorizes  options  to  purchase  up to  2,000,000
                                                                 shares).

Number of shares of common stock being offered by
us.................................................              1,500,000 shares

Number of shares of common stock outstanding at the              9,502,410  shares  (includes  1,000,000  shares for
conclusion of this offering (assuming the maximum                the capital  units  plan;  does not include a total
number of shares offered are sold).................              of 674,901  shares which may be issued  pursuant to
                                                                 outstanding warrants, including those that are part
                                                                 of the convertible notes, and a total of 854,680
                                                                 shares which may be issued pursuant to outstanding
                                                                 employee options under our plan which authorizes
                                                                 options to purchase up to 2,000,000 shares).

                                ----------------

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events actually occur, our business could be harmed and you may lose all or part of your investment.

                          Risks Related to Our Business


Our relatively short operating history, is not a reliable predictor of future performances.

     We were incorporated in Delaware in 1999 and commenced operations in September 2001. We used the time between inception and September 2001 to organize and develop our business model, establish strategic relationships, develop policies, address the financing of our operations and negotiate to acquire a registered broker dealer and recruit our initial independent contractor/registered representatives. With such a limited operating history, our past results do not provide a meaningful basis for evaluating an investment in our common stock, in that it does not make it a reliable predictor of future performance. You should consider our business and prospects in light of the risks, expenses and difficulties that we have encountered to date and will continue to encounter, including:

o Our need to continue to develop and expand our independent registered representative network
o Our registered representatives' need to continue to expand their client base
o Competing services that have been and may be established by entities with greater resources, financial or otherwise


We have a history of losses and expect to experience future losses.


     We have incurred net losses of approximately $2,480,000 for the period from our inception in December 1999 through September 30, 2003. We will continue incurring losses until we achieve a satisfactory level of operations. We will therefore require infusions of capital to offset such losses and will require additional capital for working capital and growth. There can be no assurance that we can obtain such capital or if obtained, that the terms will not be unfavorable to us.

An inability to meet our obligation to make substantial payments for the repurchase of 2,500,000 shares of our common stock could cause us to fail financially.


     In order to settle a litigation with a former stockholder, officer and employee, we repurchased 2,500,000 shares of common stock from such employee in May 2002 for the sum of $1,600,000, payable, without interest, as follows:

o $15,000 a month for the year ended April 2003 (a total of $180,000)
o $20,000 a month for the year ended April 2004 (a total of $240,000)
o $25,000 per month for the year ended April 2005 (a total of $300,000)
o balloon payment in April 2000 of $880,000

     The former employee had alleged violations of his rights as a stockholder, violation of his employment agreement with APFSI, and libel and slander with respect to statements allegedly made by Messrs. Dolber and Clark. The obligation to this former employee is secured by the shares repurchased and by a total of 1,250,000 shares of common stock owned by Lon Dolber and Russell Clark, our principal stockholders, which they will continue to vote and which will be released quarterly pro-rata to payments made. If we default on such payments, the seller can obtain a judgment against us for the unpaid amount. Such judgment, if obtained against us, would impose significant financial pressure on us and could cause us to fail financially. All payments due to the date hereof have been timely made. We anticipate that we will be able to make the balance of these payments when due based on financing we can obtain and funds anticipated from future operations, but there can be no assurance of the same.


Our current business strategy will likely require us to raise additional funds in the future to finance the expansion of our operations and we may be unable to do so on terms favorable to us, which could increase our costs and could limit our ability to grow.


     Our ability to implement our business plan is materially dependent upon our ability to raise additional capital. We may seek such funding by offerings of our equity securities, offerings of debt securities or obtaining financing through a bank or other entity. If our capital requirements vary materially from what we anticipate, we may require additional financing sooner, and in larger amounts, than anticipated. There can be no assurance that we will be able to obtain additional financing on terms favorable to us, if at all. If additional funds are raised through the issuance of equity securities, we may have to sell such securities at a lower price than anticipated and the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to our common stock. If adequate funds are not available to us or available to us on satisfactory terms, we may be required to reduce substantially, or eliminate, certain areas of our development activities, limit our operations significantly, or otherwise modify our business strategy.


Our registered representatives' sales activities have been adversely affected by terrorist activities and a market decline from year 2000 highs.

     As a result of terrorist activity and a domestic recession, U.S. securities markets have declined in value from highs in 2000 and, although substantially above recent lows, continue to reflect substantial instability. These factors have contributed to an unwillingness or inability on the part of investors to maintain or increase investment activities in relation to prior levels. Substantially all of our registered representatives' income is generated through transactional activity. As a result, our registered representatives have experienced difficulty expanding commission income. Should terrorist activities continue or intensify, our registered representative could experience a material reduction in income, which in turn will adversely affect our operations.


Failure to retain our independent contractor/registered representatives will result in a loss of their revenues.

     Most aspects of our business are dependent on highly skilled and experienced individuals including Series 6, 7 and 24 licensed registered representatives. We devote considerable efforts to recruiting registered representatives with a substantial group of clients and to provide incentives to encourage them to remain with us. Registered representatives associated with us, particularly those who are more productive, may in the future leave us to pursue other opportunities. Our compensation and stock ownership plans are designed to discourage this, but there can be no assurance that the same will be successful in retaining such registered representatives, the loss of whom will also result in a loss of income to us.

Difficulties integrating registered representatives into our system will cause us to incur significant expense and potential liability.

     As we contract with individual registered representatives, and groups of such persons, we undertake their integration into our system and their supervision. Until we have operating experience with such persons, we do not know how the integration will work in any given instance and a non-complying registered representative can cause us substantial expense and liability and possibly adversely affect the licenses of APFSI and APAI. If we fail to effectively manage our growth, our financial condition and results of operations will be seriously harmed.


The loss of the services of our founders and other key employees would result, at least in the short term, in material damage to our business.


     Our success depends to a significant degree upon the continued contributions of our founders, Lon T. Dolber and Russell Clark, and other key employees. This is a relatively small management pool, and the loss of the services of any of such persons would be detrimental to our development and force us to incur unanticipated costs and lose business expertise which is critical to the effective operation of our business. We presently do not have "key man" life insurance on any of our officers or directors except for a $5 million policy related to Lon. T. Dolber.


We are subject to intense government regulation, which is costly and the violation of which could subject us to penalties or to the loss of key licenses to do our business.


     The U.S. securities industry is subject to intensive regulation under both Federal and state laws. Registered broker dealers and investment advisors are subject to regulations covering all aspects of their business. We could be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and operating results. In addition, all marketing activities are regulated by the NASD, and our compliance officer must review all marketing materials prior to release. Violations of advertising regulations can lead to the imposition of penalties. There can be no assurance that Federal, state or foreign agencies will not attempt to further regulate our business. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. We may also be subject to Federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If such laws are enacted or deemed applicable to us, our business or operations would be rendered more costly or burdensome, less efficient or even impossible.


If our clearing brokers fail to accurately clear our customers' trades in a timely manner, our customers may hold us liable for such mistakes.

     We do not provide our own clearing services but arrange for such services from two major clearing firms. These services include the settlement and delivery functions in securities transactions and the holding of securities, margin loans and investment of cash balances, among other matters. We have no control over the operations of our clearing firms. If our clearing firms improperly handle the funds and securities of our customers, we may be subject to claims by customers who are financially harmed. Further, if our customers' trades are not cleared accurately and in a timely manner, our relationships with our customers may be harmed and demand for our services may decrease. We may be liable for the failure of our customers to make timely settlement on any transaction executed through our clearing firms.

We are subject to net capital requirements, which, if not complied with, will result in the closing of our broker dealer subsidiary.

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by registered broker dealers. Net capital is the net worth of a broker dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Such operations may include trading activities and the financing of customer account balances. Also, our ability to withdraw capital from our broker dealer subsidiary could be restricted, which in turn could limit our ability to fund operations, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

                          Risks Related to Our Industry

The mutual fund industry is under substantial scrutiny for certain practices, which may dissuade investors from purchasing mutual fund shares, which constitute one of our primary lines of business.

     Currently, the mutual fund industry is being scrutinized for practices relating to preferential trading opportunities by large investors and for substantial management fees which, it has been alleged, should have been negotiated by mutual fund boards of directors acting in the interest of shareholders, among other matters. These matters have caused certain investors to sell their mutual fund shares of affected funds. Although we offer a wide variety of fund investments to our customers, the adverse publicity could result in an overall lessening of demand for this financial product, which was responsible for approximately 22% of our commission income in 2002. Issues are also being raised about sales of various classes of fund shares and broker dealers may be liable in certain instances for refunds to customers.


Intense competition and a lack of resources make it difficult for us to compete successfully in our industry.

     Our registered representatives encounter intense competition in all aspects of our business and compete directly with many other securities firms, a significant number of which offer their customers a broader range of financial services, have substantially greater resources and may have greater operating efficiencies. Moreover, there is substantial commission discounting by full-service broker dealers competing for institutional and individual brokerage business. The possible increase of discount brokerage firms and the practice of discounting could adversely affect our revenues and growth. Other financial institutions, notably commercial banks and savings and loan associations, offer customers some of the services and products presently provided by securities firms. Some of our competitors with more diverse product and service offerings can withstand such a downturn in the securities industry better than we can. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, our ability to operate under our current business strategy and compete successfully may be adversely affected to the extent those services are offered on a large scale.

We can be adversely affected by customers' margin purchases.

         Customers can purchase securities on margin, where appropriate. This means that the customer puts up only a portion of the purchase price (the margin) and borrows the rest from the broker dealer. The securities purchased by the customer secure the loan from the broker dealer. The broker dealer is at risk if the price of the security falls rapidly and the customer fails to repay the loan, which could result in a loss to the broker dealer of some or all of the loaned amount. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we run the risk of significant loss if there are sharp changes in market values of securities and parties to the borrowing and lending transactions fail to honor their commitments.

We may be subject to reduction in order flow rebates, which are part of our income.

     We have entered into, and will seek to enter into, arrangements with our clearing firms and others to receive cash payments in exchange for orders to buy and sell securities. This practice of receiving payments for order flow is widespread in the securities industry. In recent years there has been a decrease in payments for order flow as a result of the implementation by the SEC of order handling rules, the outcome of which was that the bid/ask spread was reduced thereby reducing market maker margins and corresponding payments for order flow and by decimalization of prices. There can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units.

                         Risks Related to this Offering

There is no market for our common stock, which will make the sale of common stock purchased by investors difficult.

     At the present time, there are approximately 85 record holders of our common stock. Our common stock is not traded, and is not listed for trading on a national or other securities exchange. In addition, our common stock is not quoted for purchase or sale by any registered broker dealer. We have no present intention to list our common stock on any securities. Accordingly, the common stock which you may purchase can not readily be traded nor will there be a readily available bid or asked price for the common stock. Accordingly, you may need to hold such common stock for an indefinite period.

Many corporate actions will be controlled by our officers and directors regardless of the opposition of other investors or the desire of other investors to pursue an alternative course of action.


     Our officers and directors, in the aggregate, presently beneficially own approximately 49% of our outstanding common stock. In addition, there is a stockholders' agreement between our two principal stockholders obligating each to vote the other's designee as director. If they act together, these stockholders would be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership would also have the effect of delaying or preventing a change in control of our company, or preventing us from entering into other transactions. These actions may be taken even if they are opposed by the other stockholders and could have a material adverse effect on the value of the common stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters described in this prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements about our:

o        business strategy
o ability to introduce new products or services and the anticipated growth in revenue form these products or services;
o        uncertainty regarding our future operating results; and
o        plans, objectives, expectations and intentions.

     Statements, other than statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We have included important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements.

                                 USE OF PROCEEDS


     We estimate the net proceeds from the sale of all of the shares of common stock we are offering will be approximately $4,330,000, and after deducting and offering expenses of approximately $170,000.

         We intend to use these net proceeds as follows:

o        $300,000 for repayment of short-term debt
o $875,000 for retirement of long-term debt incurred in the repurchase of common stock
o        $800,000 for technology upgrades
o        $550,000 for marketing
o        $600,000 for recruiting
o        $255,000 for office expansion
o        $750,000 for acquisition and service agreement costs
o $200,000 for general corporate purposes including, without limitation, working capital and future financial needs but excluding payments to officers and directors

     The following table offers a comparison of our anticipated use of proceeds at the respective percentage sale levels indicated:


                                                   100%                75%                50%                25%
                                              ---------------    ----------------   ----------------     -------------
Total proceeds                                     4,500,000           3,375,000          2,250,000         1,125,000
Offering expenses                                  (170,000)           (170,000)          (170,000)         (170,000)
                                              ---------------    ----------------   ----------------     -------------
Net proceeds                                       4,330,000           3,205,000          2,080,000           955,000
                                              ===============    ================   ================     =============
Uses:
Repayment of short-term debt                         300,000             300,000            300,000           300,000
Repayment of long-term debt                          875,000             875,000            400,000           -
Technology upgrades                                  800,000             650,000            400,000           250,000
Marketing                                            550,000             450,000            350,000           150,000
Recruiting                                           600,000             545,000            350,000           150,000
Office expansion                                     255,000             210,000            155,000            55,000
Acquisitions, service agreements                     750,000            -                  -                  -
General  corporate  purposes,  including             200,000             175,000            125,000            50,000
working capital
                                              ---------------    ----------------   ----------------     -------------
                                                   4,330,000           3,205,000          2,080,000           955,000
                                              ===============    ================   ================     =============

     It is possible that no proceeds may be realized. We reserve the right to vary the use of proceeds to meet our then business requirements. If we engage one or more registered broker-dealers, the above allocations will be reduced, pro-rata, by the commissions paid to such broker-dealers. The use of proceeds may vary depending upon:


o the total amount raised in the offering
o the stage of completion of technology upgrades currently in process
o technology enhancements available and necessary to maintain our competitiveness
o industry-wide changes that may cause us to revise our marketing and recruiting plans o our ability to support our anticipated growth with our current infrastructure

     If less than 25% of the maximum offering is raised, proceeds of such offering would be applied with the following priority:


o        offering expenses
o        general corporate purposes
o        repayment of short-term debt
o        technology upgrades
o        recruiting
o        marketing


     The repayment of short-term debt is to reduce our trade payables. Therefore, no interest rates or maturity dates are applicable. The reduction of long-term debt relates to the repurchase of Mr. Baiata's common stock. We imputed an interest rate of 6.75% for this debt, which matures on June, 2005.

     At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but are constantly evaluating opportunities to do so.

     The net proceeds will initially be invested in short-term investment grade securities until such time as management uses the proceeds.

                           NO MARKET FOR COMMON STOCK

     At the present time, there are approximately 85 record holders of our common stock. Our common stock is not traded, and is not listed for trading on a national or other securities exchange. In addition, our common stock is not quoted for purchase or sale by any registered broker dealer. We have no present intention to list our common stock on any securities. We may consider this action at such time as a more substantial sale of our common stock is contemplated. Accordingly, the common stock which you may purchase can not readily be traded nor will there be a readily available bid or asked price for the common stock. Accordingly, you may need to hold our common stock for an indefinite period.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the expansion of our business and we do not expect to declare or pay any cash dividends in the foreseeable future.

                                    DILUTION

     Purchasers of our common stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our common stock in this offering and the net tangible book value of our common stock after termination of this offering (the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding).


     The following table shows the dilutive effect of the offering on our shareholders and the impact on our net tangible book value, depending on the percentage of sales proceeds:


                                                   100%             75%            50%          25%
                                              ----------    ------------    -----------     --------
Offering price per share                          $3.00           $3.00          $3.00        $3.00
Net  tangible  book  value  per share at
September 30, 2003                                -0.09           -0.09          -0.09        -0.09
Increase in net tangible book                      0.47            0.36           0.24         0.12
Net tangible  book value per share after
this offering                                      0.38            0.27           0.15         0.03
Dilution per share to new investor                 2.62            2.73           2.85         2.97

     The following table provides additional detail in connection with the calculation of the dilution which may be experienced by investors:


                                                100%                75%                50%                 25%
                                           ---------------    ----------------   ----------------     --------------
Net book value at
   September 30, 2003                          $3,433,803          $3,433,803         $3,433,803         $3,433,803
    Goodwill                                    3,503,272           3,503,272          3,503,272          3,503,272
    Licenses                                      100,000             100,000            100,000            100,000
    Deferred Tax Asset                            562,308             562,308            562,308            562,308
                                           ---------------    ----------------   ----------------     --------------
Net tangible book value                         (731,777)           (731,777)          (731,777)          (731,777)
Net proceeds from offering                      4,330,000           3,205,000          2,080,000            955,000
                                           ---------------    ----------------   ----------------     --------------
Net   tangible   book   value   after
offering                                        3,598,223           2,473,223          1,348,223            223,223
                                           ===============    ================   ================     ==============

No. of shares - pre-offering                    8,002,410           8,002,410          8,002,410          8,002,410
No. of shares offered                           1,500,000           1,125,000            750,000            375,000
                                           ---------------    ----------------   ----------------     --------------
No. of shares - post-offering                   9,502,410           9,127,410          8,752,410          8,377,410
                                           ===============    ================   ================     ==============


Per share - pre-offering                           $-0.09              $-0.09             $-0.09             $-0.09
Per share - post-offering                            0.38                0.27               0.15               0.03


     The following table summarizes, as of September 30, 2003, the total number of shares of our common stock purchased from us to that date, the total consideration paid and the average price per share paid for such shares, and comparable information related to new investors based upon an offering price of $3.00 per share, based on different sales levels in this offering:

                                               Shares Purchased               Total Consideration
                                               ----------------               -------------------
                                                                                                          Average
                                                                                                         Price Per
  100% Sales Level                          Number           Percent          Amount       Percent         Share
  ----------------                          ------           -------          ------       -------         -----
  Existing stockholders                    8,002,410          84.2%         3,401,226        43.0%         $0.43
  New investors                            1,500,000          15.8%         4,500,000        57.0%          3.00
                                      ---------------- ---------------- --------------- --------------
            Total                          9,502,410         100.0%         7,901,226       100.0%
                                      ================ ================ =============== ==============
  75% Sales Level
  Existing stockholders                   8,002,410           87.7%         3,401,226        50.2%          0.43
  New investors                           1,125,000           12.3%         3,375,000        49.8%          3.00
                                      ---------------- ---------------- --------------- --------------
            Total                         9,127,410          100.0%         6,776,226       100.0%
                                      ================ ================ =============== ==============
  50% Sales Level
  Existing stockholders                   8,002,410           91.4%         3,401,226        60.2%          0.43
  New investors                             750,000            8.6%         2,250,000        39.8%          3.00
                                      ---------------- ---------------- --------------- --------------
            Total                         8,752,410          100.0%         5,651,226       100.0%
                                      ================ ================ =============== ==============
  25% Sales Level
  Existing stockholders                   8,002,410           95.5%         3,401,226        75.1%          0.43
  New investors                             375,000            4.5%         1,125,000        24.9%          3.00
                                      ---------------- ---------------- --------------- --------------
             Total                        8,377,410          100.0%         4,526,226       100.0%
                                      ================ ================ =============== ==============

     Does not include 2,000,000 shares allocated to our incentive stock plan and 674,901 shares issuable upon exercise of outstanding warrants and convertible notes. Includes 1,000,000 shares issued to our capital units plan. We may issue additional shares to the capital units plan for which we will receive no consideration and which will, therefore, be dilutive.

                            SUMMARY OF FINANCIAL DATA

     The summary financial data set forth below are derived from and should be read in conjunction with the financial statements included in this prospectus, including the notes thereto:


                                                                        As and For Nine
                                       As and For Year                   Months ended
                                      ended December 31                  September 30
                                          (audited)                       (unaudited)
                                    2001            2002            2002              2003
                                    ----            ----            ----              ----
                                           (In thousands, except per share data)
Consolidated Operations Data:

         Revenues                  $2,604            $ 11,250          $  8,544         $ 11,851
         Net Loss                  $ (868)           $   (995)         $   (681)        $   (457)
         Net Loss per share        $ (.12)           $   (.15)         $   (.10)        $   (.07)

Consolidated Balance Sheet Data:

         Current Assets                              $  1,087                           $ 1,771
         Working Capital                             $   (104)                          $   (85)
         Stockholders' Equity                        $  2,949                           $ 3,434


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     The following discussion and analysis contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate", "believe", "estimate" and "expect" and similar expressions as they relate to our business or our management are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ9 materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements, including the notes thereto. Historical results are not necessarily indicative of trends in operating results for any future period. As used herein, "fiscal year" refers to the applicable fiscal year ending December 31 of the applicable calendar year, and fiscal quarter refers the applicable fiscal quarter ending..

Results of Operations

     Comparison of Fiscal Years 2002 and 2001

     We commenced operations in September, 2001 with approximately 190 independent registered representatives. Gross commissions for the fiscal year 2001 were $2,495,443. We also formed a registered investment advisor which commenced operations late in fiscal year 2001 and which generated advisory fee income of $15,540. In addition, we had other income of $93,324 bringing the total reported revenue to $2,604,307 for fiscal year 2001.

     Gross commissions were $10,556,720 for 2002, advisory fee income was $340,560 and other income was $352,485, which gave us total revenues of $11,249,765.


     The increase of $8,061,277 in gross commission and $325,020 in advisory fees in fiscal year 2002 revenues as compared to fiscal year 2001 was the result of the increased number of registered representatives affiliated with us, the stabilization of the financial markets in 2002, a broader offering of financial products and a full twelve months of operations for fiscal year 2002. In addition, the increase of $296,141 in marketing and service fees was the result of maintenance fee increases charged to an increased number of registered representatives and a full twelve months of operations for 2002 and the decrease of $36,980 in other income was the result of a non-recurring net gain on asset disposition in 2001.


Expenses


     We incurred $3,668,247 in operating expenses for fiscal year 2001 and $12,480,936 in operating expenses for fiscal year 2002. Operating expenses for fiscal year 2002 increased by $8,812,689 as compared to fiscal year 2001. The fiscal year 2002 increase was due primarily to: an increase in commission expense of $7,519,125 as the result of increased payments to registered representatives due to the increased number of registered representatives and increased sales activity. The increase of $1,293,564 in selling, general and administrative expenses is primarily the result of an increase in clearing fees due to increased transaction volume and an increase in data processing and reporting expenses due to implementation of a full system in fiscal year 2002, an increase in legal and professional fees due primarily to a litigation with a former stockholder, an increase in administrative staff salaries for a full year of operation in 2002, and an increase in registration and license fees and insurance for a full year in 2002 due to the increased number of registered representatives. Other operating expenses, which were more fixed in nature, increased disproportionately at a lower rate than the previously mentioned expenses.

Income Tax Benefit

     The income tax benefit had a net increase of $39,842 in 2002 as compared to 2001 as a result of an increased loss for 2002. The current portion increased $15,294, mainly for estimating an increase in state taxes and fees and the deferred benefit increased by $55,136 as a result of the increased loss.


Net Loss


     The net loss for fiscal year 2002 was $995,413, an increase of $127,389 as compared to a net loss of $868,024 for fiscal year 2001. This increase is due primarily to the net increase in operating expenses described above. While the net loss, in aggregate, increased from fiscal year 2001 to fiscal year 2002, the net loss as a percentage of revenues decreased from approximately 33% in fiscal year 2001 to approximately 9% in fiscal year 2002.


     Comparison of Nine Months Ended September 30, 2003 and 2002

Revenues


     During the nine months ended September 30, 2003, we grew our network of independent registered representatives, and generated $11,270,446 in gross commissions and $323,069 in advisory fees. We also recorded marketing and service fees of $250,461 and other income of $7,406, which resulted in total revenues of $11,851,382. The comparable nine months ended September 30, 2002 reflected $8,037,143 in gross commissions, $237,645 in advisory fees, marketing and service fees of $262,843 and other income of $6,784, which resulted in total revenues of $8,544,415. The increase in gross commissions of $3,233,303, and the increase in advisory fees of $85,424 are a result of expansion of the network of our independent registered representatives, efforts to support individual production, and, to a lesser extent, the result of a recovering and stabilizing market place. The decrease of $12,382 in marketing and service fees is a result of incentives offered independent representatives. The increase of $622 in other income is a result of an increase in interest and dividend income from our increased cash balances.


Expenses


     During the nine months ended September 30, 2003 and 2002, we incurred $12,406,291 and $9,393,723, respectively, in operating expenses, which resulted in an increase of $3,012,568 for the 2002 period as compared to the 2001 period. Commission expense increased by $3,006,559 as a result of increased payments to registered representatives due to the increased number of registered representatives and increased sales activity. Selling, general and administrative expenses increased by $6,009 as a result of management's efforts to renegotiate clearing fees, and restructure areas of the business to enhance efficiency through improved technology. With the exception of commission expenses, other expenses, due to their fixed nature, did not increase proportionately.


Income Tax Benefit


     The income tax benefit had a net decrease of $69,700 in 2003 as compared to 2002 as a result of a decreased loss for 2003. The current portion decreased by $3,805 primarily due to a prior tax recovery and over accrual, and the deferred benefit decreased by $73,505 as a result of the decreased loss.


Net Loss


     The net loss for the nine months ended September 31, 2003 was $456,555, a decrease of $224,699 compared to a net loss of $681,254 for the nine months ended September 30, 2002. This decreased net loss is due primarily to an increase in revenues while there was a less than proportionate increase in operating expenses. The net loss for the 2003 period was approximately 4% of revenues as compared with the net loss for the 2002 period which was approximately 8% of revenues.


Future Commitments

     As of September 30, 2003, our contractual obligations related to long-term obligations (See Notes 8, 9, 12 and 13 to the Consolidated Financial Statements) are as follows:


                                                           Less than a                                          More than
Contractual Obligations                     Total             year            1-3 years        4-5 years         5 years
------------------------------------    --------------    --------------    --------------    -------------    ------------
Capital lease obligations                    $ 33,000          $ 17,000         $  16,000        $ -              $ -
Operating lease obligations                 1,480,000           336,000         1,023,000          121,000          -
Purchase commitments                           34,000            17,000            17,000          -                -
Notes and obligations
 payable                                    1,352,000           189,000         1,163,000          -                -
Employment Agreements                         578,000           469,000           109,000          -                -
                                        --------------    --------------    --------------    -------------
Total                                      $3,477,000        $1,028,000        $2,328,000         $121,000

     On January 17, 2002, we entered into a Registered Representative Recruiting Agreement. The recruiter is to receive five (5%) percent for the first year and four (4%) percent for two through six of any gross concessions APFSI derives from independent representatives that register with us as a direct result of the recruiter's efforts. We, in our sole discretion, have the right to approve or disapprove registration without incurring any obligations to the recruiter.


     On August 19, 2002, the Company entered into a three year employment agreement with John Crockett, for the performance of administrative services. As compensation for such services, Mr. Crockett was paid the base salary of $75,000 for the initial year, and will be paid $100,000 for the second year of the term and $125,000 for the third and any subsequent years of the term. The term shall extend automatically in one year increments subject to termination notice given by either party.


Liquidity and Capital Resources

     Although fiscal year 2002 resulted in a net loss, we were able to continue our commitment in developing technology platforms to process voluminous customer transactions and support information systems for our growing network of independent registered representatives. This was funded by the sale of our common stock through several private offerings. During 2002 and 2001, we raised $1,280,000 and $661,000, respectively, as a result of our private placement activities. In addition, we obtained $300,000 in debt financing from three unrelated individuals, two of which subsequently converted their promissory notes in fiscal year 2002 into $200,000 of our common stock.

     As a result of these activities, our working capital deficit was decreased from a working capital deficit of $373,398 as of December 31, 2001 to a working capital deficit of $104,207 as of December 31, 2002. During fiscal year 2002, we utilized net cash of $1,016,751 to fund our operating loss. However, despite these activities, the cash position increased by $224,183 to $664,138. During fiscal year 2001, we purchased $155,704 in equipment as part of its required start-up and $4,244 was expended in 2002. The balance of our financing needs was met through commitments to various leasing arrangements.

     Management also has continued its commitment to develop and enhance our technology base by expending $171,842, during the nine months ended September 30, 2003, thereby making available to our network of independent registered representatives comprehensive and sophisticated informational programs to support their customer activities. To fund this commitment, we continued to raise capital through the sale of our common stock. For the nine months ended September 30, 2003 stock sales, through a private placement, totaled approximately $1,025,000. Such sales were discontinued in June 2003.

     As a result of the stock sales, we increased our cash position by $492,688 from fiscal year 2002 to $1,156,826 as of September 30, 2003. In addition, our working capital increased by $18,730 to $(85,477), as of September 30, 2003.


     We established a revolving credit facility on October 31, 2002 with North Fork Bank. The maximum credit is $75,000. Interest is payable at a rate equal to ..5% above the bank's prime rate. No interest was paid on this note for the year ended December 31, 2002. This credit facility is secured by our cash balances maintained at the bank. At December 31, 2003, the outstanding amount of this credit was $64,053 and we incurred interest expense of $2,322 for the year then ended. At December 31, 2003, the interest rate under this credit was 4.5%.

     On March 26, 2002, we executed a convertible promissory note with one of our directors for $100,000. Interest accrues at a rate of seven (7%) percent per annum. The principal shall not be repaid, in whole or in part, without the consent of the holder. The holder shall have the sole right to convert any portion of the outstanding principal and accrued interest into units at a price of $50,000 per unit offered under our private placement memorandum. Each unit consists of 25,000 shares of our common stock and a five-year warrant to purchase 8,334 shares of common stock. As of September 30, 2003, accrued interest was $11,390.

     In May 2002, in order to settle claims of a former stockholder, officer and employee, we repurchased 2,500,000 shares of common stock from such person for $1,600,000. Under the terms of the settlement, we are to make twelve (12) equal monthly payments of $15,000, twelve (12) equal monthly payments of $20,000 and twelve (12) equal monthly payments of $25,000 with a balloon payment of $880,000 at maturity on June 1, 2005, all without interest. The imputed interest rate is 6.75% per annum and accordingly we reflected the cost of the shares at $1,357,945. Accordingly, we incurred interest expense of $52,590 for year ended December 31, 2002 and $63,841 for the nine months ended September 30, 2003.

Inflation

     We do not believe that inflation has had, or will have in the foreseeable future, a material impact upon our operating results.

Accounting Pronouncements:


     In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this Statement became effective on January 1, 2002 and were required to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The adoption of SFAS No. 142 did not have a material impact on our financial statements.


     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopted the provisions of SFAS No. 143 effective March 1, 2003. The adoption of SFAS No. 143 does not have a material impact on the financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on our financial statements.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. Certain provisions of this statement related to the classification of gains and losses from extinguishment of debt were adopted by us beginning March 1, 2003. All other provisions were required to be adopted after May 15, 2002. The adoption of this statement did not have a material impact on our consolidated financial position, consolidated results of operations or liquidity.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and became effective for us on January 1, 2003.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No, 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We intend to continue to account for stock-based compensation to employees under APB Opinion No. 25 and related interpretations.

Concentration of Credit Risk

     We are engaged in various brokerage activities, in which customer transactions are cleared through unrelated vendors. In the event that these parties do not fulfill their obligations, we may be exposed to risk inclusive of disrupted operations. To reduce this risk, we continuously monitor these functions.

     Our revenue is dependent upon economic and market conditions, as well as our ability to process voluminous customer transactions. We are vulnerable to risk if economic and market conditions weaken.


     We have several cash accounts in a financial institution that are in excess of the amount insured by the Federal Depository Insurance Corporation (FDIC). At December 31, 2003 the excess was $736,000. The risk is managed by maintaining all deposits in high quality institutions.


                                  OUR BUSINESS

Introduction


     American Portfolios Holdings, Inc., a Delaware corporation was formed as a financial services holding company. Our wholly-owned subsidiaries, include American Portfolios Financial Services, Inc. (a registered broker-dealer) and American Portfolios Advisors, Inc. (a registered investment advisor). Our first objective was to obtain a registered broker dealer and registered investment advisor to implement our strategy of an independent contractor/registered representative network model for the purchase and sale of stock, bonds, mutual funds and insurance products, which we accomplished in May 2001 when we acquired Triad Financial, Inc., a licensed broker dealer then located in Jericho, New York with NASD approval and changed its name to American Portfolios Financial Services, Inc. In September 2001, we effected the transfer to us of an existing independent contractor/registered representative network consisting of approximately 187 registered representatives, previously operated by Lon T. Dolber and Russell Clark, our principal stockholders, at which time we commenced our business. As of December 31, 2003, our network has grown to a total of approximately 313 registered representatives.


     Our principal product offerings include mutual funds, bonds and CDs, common stock, insurance products and advisory services. In connection with these offering, we provide research, access to information technology, financial and retirement planning, and fee-based asset management. Representatives conduct life insurance and long term care insurance business through the broker dealer.

Life insurance products include: Term, Universal Life, Whole Life, Variable Universal Life, and Survivorship Policies. Our registered representatives can conduct life insurance and long term care insurance business with life insurance companies with which the broker dealer has agreements. Premium payments are made to the specific issuing insurance company.


     Our network model is based on brokerage offices owned and operated by independent contractor/registered representatives under the regulatory umbrella of our registered broker dealer subsidiary, American Portfolios Financial Services, Inc., and our registered investment advisory subsidiary, American Portfolios Advisors, Inc. The broker dealer does not cover expenses of registered representatives who are affiliated with the broker dealer. Registered representatives are not employees of the broker dealer and are responsible for their own office expenses, as well as day-to-day business costs. In the employee model, the broker dealer incurs many, if not all, of the registered representatives' costs, including office space, computer and technology, assistants and staff.


     Ownership of a substantial amount of our outstanding common stock by our independent contractor/registered representatives is basic to building our network and is sought to be accomplished by our capital units plan. We have an incentive stock option plan for our employees.

     We were incorporated in Delaware in 1999. Our executive office is located at 4250 Veterans Memorial Highway, Holbrook, New York 11741. Our telephone number is 631-439-4600. We maintain an Internet Web site at http://www.americanportfolios.com. Information contained on our Internet Web site is for informational purposes only and is not a part of this prospectus.

Our History

     Lon T. Dolber, our President, operated a network of independent contractor/registered representatives under the umbrella of a non-affiliated broker dealer, Nathan & Lewis Securities, Inc. ("Nathan & Lewis"). Mr. Dolber was a registered representative licensed with Nathan & Lewis within the network. Mr. Dolber was also a registered principal of Nathan & Lewis.

     The Nathan & Lewis independent contractor/registered representative network managed by Mr. Dolber included, before its termination, a total of approximately 187 registered representatives, approximately 35 branch offices and generated approximately $10 million of gross commissions for the twelve months ended August 31, 2001.


     We were formed to acquire or create a broker dealer, transfer all of the substantial part of Mr. Dolber's independent contractor/registered representatives network to our broker dealer license and grow this business by taking actions designed to enhance the size of the network and the products the network sells. The initial transfer of licenses took place in September 2001. As of December 31, 2003, we have a total of approximately 313 registered representatives in 30 offices.


Our independent contractor/registered representative network operating model

     Independent contractor/registered representative network operating model compared with employee model.


     In the employee model, virtually all of the expenses of the registered representatives are paid by the broker dealer.

     The network model, which we use, has registered representatives as independent contractors operating their own offices, bearing substantially all of their own operating expenses and receiving a percentage of the gross commission income which they generate, as follows (additional concessions are made to supervisory registered representatives):

                Annual Aggregate
            Gross Dealer Commissions                    Concession %
            ------------------------                    ------------

               $0         --             $39,999              50%
          $40,000         --             $49,999              65%
          $50,000         --             $59,999              70%
          $60,000         --             $84,999              75%
          $85,000         --             $99,999              77.5%
         $100,000         --            $174,999              80%
         $175,000         --            $224,999              82.5%
         $225,000         --            Above                 85%



     The employee model favors relatively smaller producers, although it will also include some major producers that need the infrastructure and reputation of a large brokerage firm to obtain and retain major accounts. The broker dealer must incur significant expenses for salaries, fringe benefits, taxes, offices, equipment and staff. As commissions are reduced across the industry by competitive pressures, and declining market prices, the employee model is adversely affected by its relatively high broker dealer overhead per registered representative.


     The network model favors relatively larger or self sustaining, producers (although not the largest producers who might need the support of a large brokerage firm). The independent contractor/registered representatives determine the amount of overhead they will individually incur, within the guidelines established by us, and can take on activities that are consistent with their respective client bases. Since overhead costs incurred by an independent contractor/registered representatives are relatively fixed, when independent contractor/registered representatives increase their production of commission income, the increase could be largely reflected as profits to them. Thus, these registered representatives have a strong incentive to increase their businesses.

     We do not incur capital expenses for the network offices, other than providing basic trading and communication equipment to each office on a turnkey basis, and a supply of stationary and communications services covering a period of one year.

     Supervisory services are currently provided by a certain number of our employees forming our compliance department, and by certain of our registered representatives holding Series 24 or 26 licenses, who are compensated for such supervisory services by a portion of the cash flow of the offices they supervise, and who have a significant interest in our capital units plan.

     How the independent contractor/registered representative network operates.

     Our registered representatives are organized into branch offices consisting of one or more registered representatives, the expenses of which are borne by the registered representative. Each registered representative signs an agreement with us covering, among other matters, compensation, SEC and NASD regulation and termination of the relationship. Each office is supervised by a principal with required licenses who is either resident in that office or at a geographically contiguous office, the costs of whom were borne by the offices being supervised.


     Each office is provided by us with trading and communications equipment, and one year's supply of stationery and communication services. In addition, compliance filings for our registered representatives are carried out by us. Each office employs and pays for its own staff, rent, insurance, and other communication charges and office expenses. We provide the broker dealer license and compliance necessary for the registered representatives to operate, and arrange for trading and clearing services and the collection of fees and remittances to the registered representatives. We also provide an extensive information system that is internet based concerning customer trading execution and accounts, credit for margin purchase, and the like and concerning accrued registered representatives' compensation. The percentage of commissions remitted to the registered representatives by us is based on the respective annual volume of production.


Retention and growth of the independent contractor/registered representative network

     In order for us to operate profitably and grow, we must retain our independent contractor/registered representatives in the network and offer an environment in which we can add new registered representatives to the network.

     We have implemented a capital units plan which is intended to be a key means for retention of our independent contractor/registered representatives network. Capital units are allocated at the end of each of our fiscal years. Initially, 1000 capital units will be allocated annually for each $1 million of gross securities commissions, investment advisor fees and insurance premiums, although such number of capital units may be changed in the future. A portion of the capital units will then be allocated to qualified branch managers (who supervise at least one registered representative and have $250,000 of gross commissions for his or her office and are approved by our board of directors) and the remaining capital units will be allocated to registered representatives and registered investment advisors (other than qualified branch managers). Allocations among qualified branch managers will be in proportion to their respective offices' production. Allocation among registered representatives will be based on classes of relative production, and then in proportion to their respective production within a class. 1,000,000 shares of common stock have been issued to the capital units plan and it is anticipated that additional shares of our common stock may be issued to the capital units plan in the future although there can be no assurance of additional issuances. Upon consummation of a public offering by us resulting in gross proceeds of $20 million or more, a sale of all or substantially all of our assets, our merger with another entity resulting in a change of control, or sale of a majority of our outstanding common stock in one or a related series of transactions (each a "Triggering Event"), the shares of common stock then issued to our capital units plan will be allocated among the independent contractor/registered representatives based on their respective numbers of capital units. The shares allocated to a member will vest one year after the Triggering Event. This is designed to insure that the value related to the Triggering Event (the relationship with key registered representatives) will have a duration of at least one year. The offering made by this prospectus is not a Triggering Event.

     Our financial and support arrangements and the capital units plan are designed to provide an incentive for additional registered representatives to join our network. During this period of reduced profitability, the employee model broker dealers have, in certain instances, been dismissing registered representatives to reduce overhead, and we will seek to recruit the stronger producers from among these persons. As our network grows, it should develop additional financial strength and thus enhance its attractiveness. However, there can be no assurance of the growth or stability of our network.

Commencement of our operations

     Our Management Team

     Our management is led by Lon T. Dolber, President and Chief Executive Officer, Russell Clark, Vice President, and Melissa Grappone, Secretary and Treasurer. Supervision of the network is overseen by Lon Dolber and Russell Clark. Mr. Dolber is presently the President of the broker dealer and is in charge of broker dealer supervision. Critical information technology functions are supervised by Robert Dolber. Ms. Grappone and Robert Dolber are the sister and brother of Lon T. Dolber. Other senior management will be added as required.

     Our Investment Advisor

     In March 2001, we created a subsidiary, American Portfolios Advisors, Inc. which was then licensed as an investment advisor under the Investment Advisors Act of 1940. We assist our independent contractor/registered representatives in obtaining the licenses necessary to operate under the license of our investment advisor. This is an additional revenue stream for our network, and should be of benefit to our independent contractor/registered representatives in those areas where investment advisory fees are substituted in whole or part for trading commissions.

     Our Broker Dealer


     In May 2001, we consummated the purchase of Triad Financial, Inc. ("Triad"), a licensed broker dealer then located in Jericho, New York. Triad was then owned and managed by Frank Baiata, and there was no business relationship between Triad and our company or our management prior to the acquisition. The purchase of Triad involved the issuance of a total of 2,550,000 shares of our common stock to Mr. Baiata. Mr. Baiata's employment by APFSI, formerly known as Triad, was terminated by APFSI in April 2002, and his shares were repurchased in May 2002.


     Our Independent Contractor/Registered Representative Network


     Our principal stockholders, Lon T. Dolber and Russell Clark, managed a network of registered representatives at a non-affiliated registered broker-dealer. At the commencement of our operations in September 2001, Mr. Dolber, Mr. Clark and approximately an additional 185 registered representatives of such non-affiliated broker-dealer transferred their registration from such broker-dealer to us. No consideration was received by any of such persons in connection with the transfer of their registrations to us. As of December 31, 2003, our network had grown to approximately 313 registered representatives organized in 30 network branch offices located in New York, Massachusetts, New Jersey, Rhode Island, Virginia, Pennsylvania, Georgia, Arizona, Maryland, Kansas, Connecticut, New Hampshire, Kentucky, Oklahoma, Tennessee, Texas, West Virginia, Maine, Florida, Ohio, and Iowa. The gross commission income of the network for the 12 months ended September 30, 2003 was approximately $11 million and the approximately 40,000 customers of the network had an aggregate of approximately $2.2 billion under our management through our clearing firm, fee-based mutual fund and insurance companies. The broker dealer and registered investment advisor do not manage these funds.

         Products

     Our registered representatives offer, collectively, the following products. During the 12 months ended September 30, 2003, gross commission income was received in approximately the following percentages for such products:

         Variable Annuities                 25%
         Mutual Funds                       22%
         General Securities                 20%
         12b-1 Fees from
           Mutual Funds                     17%
         Fixed Annuities                     3%
         Life Insurance                      3%
         Managed Accounts                    3%
         Other                               7%
                                            ----

                                            100%
                                            ====

     The following is a brief description of each of these products:


     Variable Annuities: contracts issued by an insurance company where the annuity premium is immediately invested in units of a portfolio of stocks. Upon retirement, the policyholder is paid according to accumulated units whose dollar value varies according to the performance of the underlying stock portfolio. Its objective is to preserve, through stock investment, the purchasing value of the annuity, which otherwise is subject to erosion through inflation. Payments can vary from month to month. Our top five variable annuity vendors are Nationwide (representing approximately $1,200,0000, or approximately 24%, of our variable annuity revenue), American Skandia (approximately $775,000, or approximately 17.2%, of our variable annuity revenue), Allianz Life (approximately $438,000, or 9.7%, of our variable annuity revenue), Manufacturers Life (approximately $516,000, or 11.5%, of our variable annuity revenue), and Jackson National Life (approximately $311,000, or 6.9%, of our variable annuity revenue).

     Mutual Funds: investment companies engaged in the business of investing in and trading securities that offer for sale or have outstanding, securities which have been issued and which are redeemable on demand by the fund, at current net asset value. All owners in the fund share in the gains or losses of the fund. The shares may only be purchased from the investment companies and sold back to the investment companies. Mutual funds own a portfolio of securities and in turn are owned by their shareholders. All owners in the funds share in the gains or losses of the funds. The funds represent a portfolio of securities held for its owners. Each investor owns an undivided interest in the underlying portfolio. No individual has a specific interest in any one asset that makes up the portfolio. There are many types of mutual funds available in the marketplace depending on investment objectives. These include: diversified common stock funds - consisting of common stocks, income funds - whose objective is to create current income in the form of dividends, balanced funds - a proportion of assets in bonds and stocks, bond funds - invested solely in bonds with income as the primary objective, money market funds - invest in short term bonds, and specialized funds that invest in specific industries. Our top five mutual fund families (based on commissions) are Oppenheimer Funds (representing approximately $1,950,000, or approximately 30%, of our mutual fund revenue), American Funds (approximately $1,000,000, or approximately 15%, of our mutual fund revenue), Franklin-Templeton Funds (approximately $612,000, or approximately 9.5%, of our mutual fund revenue), WM Funds (approximately $314,000, or approximately 4.8%, of our mutual fund revenue), and Putnam Funds (approximately $250,000, or approximately 3.8%, of our mutual fund revenue).

     General Securities: stocks, bonds and CDs are among the examples of general securities, which are bought and sold through our clearing firms, Bear Stearns Securities Corp. and Pershing & Co. Each represents an equity interest in a specific company or a debt interest in a specific company, as distinct from the pooled interests represented by mutual funds.


     12b-1 Fees from Mutual Funds: fees that are not directly paid by a customer, but which are taken out of a mutual fund's assets annually to cover the costs of marketing and distributing the fund to investors. Like sales charges, 12b-1 fees can be used to compensate a broker or other investment professional.


     Fixed Annuities: contracts between an insurance company and an individual in which the insurance company makes periodic fixed dollar payments to the individual for the term of the contract (usually the life of the individual, and possibly for the life of the individual's spouse). The cost of the annuity depends on the actuarial factors of the insured, interest rates and the amount of each periodic payment.

     Life Insurance: pays a death benefit to a stated beneficiary or beneficiaries upon the death of the insured. To secure this protection, the insured will pay a premium, usually on a monthly, quarterly, semiannual, or annual basis. Policies are of the whole life type, which includes an investment component and a cash surrender value. The cost of the life insurance depends on the actuarial factors of the insured, interest rates and the amount of insurance.

     Managed Accounts: includes portfolio management and financial planning which can result in fee-based services (i.e., no commissions) or fee-plus commission service. Clients with significant assets will qualify for financial planning services and portfolio management which typically provide for a fee based on the size of the account. Financial planning services assist clients in implementing recommended programs, including insurance, securities and/or other investments and periodically reviewing clients' programs to recommend revisions.


Our Key Affiliations

     Clearing Operations

     The purchase and sale of securities, margin loans and the safekeeping of securities require significant capital and data acquisition, storage, processing and reporting. We have a clearing relationship with Bear Stearns Securities Corp. ("Bear"), a wholly owned subsidiary of Bear, Sterns & Co., Inc. under an agreement with Bear. Bear is among the largest clearing brokers in the industry. We also have a clearing relationship with Pershing & Co., a division of BNY Securities Group ("Pershing"), also a large clearing broker.


     Pursuant to our agreements with Bear and Pershing, these entities carry our proprietary accounts and the cash and margin accounts of our customers, and clear transactions on a fully disclosed basis. The agreements require us to be responsible for compliance with customer suitability and related rules and regulations while we and the clearing brokers each have certain responsibilities with respect to the margin, lending collateral maintenance, and related lending issues. In addition, the clearing brokers perform cashiering functions for accounts introduced by us, and are responsible for the safekeeping of all money and securities received by them pursuant to their respective agreements. The Pershing Agreement may be terminated by either party without cause upon 90 days prior written notice. The Bear Agreement may be terminated by either party upon 30 days prior written notice. The financial terms of our agreements with Bear and Pershing are subject to confidentiality provisions with each, and a confidential treatment request with respect to the same has been filed with the SEC.

         Reporting Tools

     We, through our broker dealer subsidiary, are a member of National Securities Clearing Corporation ("NSCC"). NSCC is a wholly owned subsidiary of The Depository Trust and Clearing Corporation (DTCC), which provides centralized clearance, settlement and information services for virtually all broker-to-broker equity, corporate bond and municipal bond, exchange-traded funds and unit investment trust trades in the United States. NSCC is also the main provider of centralized information services and money settlement for mutual funds and insurance and annuity transactions, linking funds and insurance carriers with their broker dealer, bank and financial planner distribution channels. We participate in NSCC's commission settlement program and are charged approximately $1,500 per month by NSCC. Between the daily downloads we receive from Bear, Pershing and NSCC, our information technology operations produce a detailed commission statement for our registered representatives. Commission Web, a software program available to us, allows registered representatives to view their trade commissions and delivers trade commissions, payouts and activity reports directly to registered representatives' desktops. Using a standard Web browser, they are able to view their commissions and payout on a daily basis. All data related to payout is included, such as general securities trades, direct business trades, adjustments and overrides. Registered representatives can view only their respective data. Commission Web links directly to our Commission Manager database for data and process integration. Additional modules are available for branch managers and our management, so that they can view production across a branch by registered representatives or for the entire network.

     We subscribe to the Statement One reporting service. Statement One provides us with an enterprise-wide solution for Web-based, consolidated account reporting. Our registered representatives can see their client positions, whether those positions are at our clearing firm or at a mutual fund management company. The registered representatives can give their clients access to their account positions via the Web as well. Registered representative can batch e-mail or print statements to clients monthly or quarterly. Statement One replicates the network's data to us for purposes of compliance and added report functionality.

     The above information is delivered on a Web based application via the internet. We view our reporting tools as a competitive advantage in recruiting and retaining registered representatives in our network and in helping them service retain and expand their client base.

Our Revenue Streams

     The building, maintenance and expansion of our network for trading in securities and investment advice provides us with a number of revenue streams of varying importance. They include the following:

o The portion of gross commission income which is not remitted to our registered representatives.

o The portion of investment advisory fees not remitted to our investment advisors.

o The portion of earned insurance commission income not remitted to our registered representatives.

o A portion of the execution fee charged by our clearing brokers for clearing functions.

o A portion of customer margin charges of our clearing broker.

o A percentage of the assets maintained by our clearing brokers in money market accounts.

o A percentage of the assets maintained by the clearing brokers as cash.

o Section 12b-1 fees from mutual funds.

     It should be noted that the fees charged by our broker dealer subsidiary in this offering are entirely allocated to our registered representatives who effect sales, and we will not retain any portion of such fees.

Competition

     Our business is highly competitive. The most productive independent contractor/registered representatives in our network are subject to ongoing offers from other organizations. We believe our structure and programs are designed to provide the basis for the stability and growth of our network, but we will be competing with many other organizations, many of which are better capitalized and more established.


     In addition, the maintenance by our registered representatives of their respective customer bases is subject to competitive pressures. Larger broker dealers make intensive efforts to convert other firms' customers to their organization through direct mailings, telephone solicitation and seminars or investment advertisements. There is substantial commission discounting by full-service broker dealers and by discount brokers, particularly those that are internet based, which continue to offer lower commissions. Other financial institutions, most notably commercial banks and savings and loan associations offer customers some of the same services and products provided by securities firms. Moreover, certain large corporations have entered the security industry by acquiring securities firms. As a result, the competitive pressures from a growing number of large entities, offering combinations of products and services have intensified.


     It is anticipated that investment advisory services can be a key competitive tool for us, since they shift the focus from the cost of execution to the quality of the advice and judgment of our registered representatives who are registered investment advisors. In addition, investment advisory services, by their nature, have a much longer prospective than trading relationships.

Government Regulation


     There is intensive regulation of all aspects of our business by the National Association of Securities Dealers ("NASD), the SEC and state securities regulatory authorities. Broker dealer registration, in additional to NASD requirements, must be obtained and maintained in each state in which the network has an office.


     Supervision

     Approximately 52 registered representatives are currently acting as our network managers and are located in key cites, and 40 of such persons constitute our Office of Supervisory Jurisdiction. These registered representatives are responsible for supervising all of the independent contractor/registered representatives in their respective geographic areas and hold Series 7 and 24 or Series 6 and 26 licenses.

Series 7 licenses are required for individuals employed in various capacities by NYSE and NASD member firms who solicit, purchase and/or sell a broad range of investment products, including stocks, bonds, mutual funds, municipal securities, options and direct participation programs. Series 24 licenses are for individuals who supervise the general securities activities of an NASD member firm and are responsible for supervision of investment banking activities, market-making activities, brokerage office operations, and compliance with financial responsibility rules. Series 6 licenses are for those who will be selling only investment company products, such as mutual funds, and variable annuity contracts for an NASD broker dealer. Series 26 licenses are for those individuals who have been designated principals by those NASD member firms that specialize in the solicitation and sale of investment company products, mutual funds, variable annuity and life contracts and retirement plans.

     Broker Dealer Regulation

     Broker dealers, such as our subsidiary, are subject to extensive regulation under federal and state law. The SEC is the Federal agency responsible for administering the Federal securities laws. In general, broker dealers are required to register with the SEC under the Exchange Act. Under the Exchange Act, every registered broker dealer that does business with the public is required to be a member of, and is subject to the rules of, the NASD. The NASD has established Conduct Rules for all securities transactions among broker dealers and private investors, trading rules for the over-the-counter markets, and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the Federal securities laws and its own rules, and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

     Broker dealers are also subject to regulation under state law, and must be registered in each state in which they transact business. An amendment to the Federal securities laws prohibits the states from imposing substantive requirements on broker dealers which exceed those imposed under Federal law. The amendment, however, does not preclude the states from imposing registration requirements on broker dealers that operate within their jurisdiction or from sanctioning these broker dealers for engaging in misconduct.

         Net Capital Requirements; Liquidity


     We are subject to the net capital rule. The net capital rule, which specifies minimum net capital requirements for registered broker-dealers - in our case, presently $86,000 -- is designed to measure the general financial integrity and liquidity of a broker dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Among these deductions are adjustments which reflect the possibility of a decline in the market value of an asset prior to disposition.


     Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, and ultimately could require the broker dealer's liquidation. The net capital rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a required level.

     The net capital rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates, if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker dealer. In addition, the net capital rule provides that the total outstanding principal amount of a broker dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

     A change in the net capital rule, the imposition of new rules or any unusually large charge against net capital, could limit those of our operations that require the intensive use of capital, such as the financing of customer account balances, and also could restrict our ability to pay dividends, and repay debt. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

     Registered broker dealers are required to maintain membership with the Securities Investor Protection Corporation (SIPC). SIPC protects securities customers of a member broker dealer for up to $500,000 (including $100,000 of claims for cash). Our broker dealer subsidiary is a member of SIPC and has established a fully-disclosed clearing agreement with Bear. Clients of the broker dealer who maintain accounts at Bear are protected up to the amount of total net equity representing a loss of securities and/or cash. The protection for Bear clients is provided by SIPC for amounts up to $500,000 per covered account of which $100,000 may be in cash, and an excess securities bond issued by the Travelers Casualty and Surety Company provides protection up to the amount of the covered account's net equity representing a loss of securities and/or cash in excess of the underlying primary SIPC protection. The covered account protection applies when a SIPC broker dealer member fails financially and is unable to meet obligations to securities clients, but it does not protect against losses from the rise and fall in the market value of customers' investments.

     Our broker dealer has no subordinated indebtedness nor any anticipated withdrawal of capital or repayment of subordinated debts in the near term that could result in a net capital deficiency and our net capital requirements. We are in material compliance with all regulations of the states where we or our registered representatives conduct business or are registered.

     Additional Regulation

     In addition, our insurance business is regulated by each state Commissioner of Insurance in the states in which we conduct such business. We, as well as the producers, are required to maintain licenses in each state in which we conduct insurance business. We are also obligated to use state mandated forms in those states that depart from the use of uniform forms. Variable insurance and annuity products are also subject us to the rules and regulations of the NASD, the SEC, and state securities departments.

     Our registered investment advisory business is also subject to regulation. With assets under management in excess of $25 million, we are required to file with and are regulated by the SEC pursuant to the Securities Act of 1933 and the Investment Advisors Act of 1940. We are also required to make filings in each state in which we conduct business, both at the entity level and on behalf of individual investment advisor representatives who conduct business in such states.

     We have customers residing in 35 states and these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Failure by us to qualify as a broker dealer in such other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so due its Internet presence could subject us to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the Internet and other online services.


Our Facilities

     We maintain our executive office in Holbrook, New York, in an approximately 11,000 square foot space. The facility is occupied under a lease expiring in May 31, 2007 providing for an annual rent of approximately $280,000. In addition to our management operations, our executive office includes sublet facilities for approximately 20 independent contractor/registered representatives from our network who pay rent to us and work closely with our management.

     Depending on circumstances, we may develop other offices comparable to the Holbrook office, designed for network member subletting, since such an arrangement can generate additional income, facilitate supervision and provide a suitable base for recruitment activities. However there can be no assurance of this development.

Our Employees


     At December 31, 2003, we had 26 employees, including 5 executives and 21 administrative and clerical employees, 22 full-time and 4 part-time employees. We believe our employee relations are good.


Litigation Against Us


     We are presently a party to a litigation in which it is alleged that a manager of one of our branch offices, prior to joining American Portfolios, agreed to affiliate himself with the plaintiffs in another business, which would sell insurance products of a third party. It is alleged that the proposed arrangement would have resulted in increased compensation to the plaintiffs. The litigation, commenced on May 6, 2003, and entitled Mitchell and Nagel, et. Al.
v. Samuel R. Lipari Agency & Associates et. al., is pending in the Supreme Court of the State of New York, Monroe County and seeks payment of $20,610.84 plus interest. We believe the claims against American Portfolios have no legal merit and intend to contest them vigorously if necessary.


Repurchase of Our Common Stock

     Following litigation commenced by Mr. Frank Baiata, then one of our directors and president of our broker dealer subsidiary, a settlement was reached in May 2002 providing substantially as follows. The 2,500,000 shares of our common stock then owned by Mr. Baiata were sold to us in exchange for the following payments, without interest: $15,000 per month for the first year ending in April 2003, $20,000 per month for the second year ending in April 2004, $25,000 per month for the third year ending in April 2005 and a balloon payment at that time in the amount of $880,000; a total of $1,600,000. Our obligations to Mr. Baiata are secured by the 2,500,000 shares of our common stock sold by him to us and by a total of 1,250,000 shares of our common stock owned by Mr. Dolber and Mr. Clark. With respect to the latter shares, the same will be released quarterly in proportion to the payments made to Mr. Baiata. During the time that shares of Messrs. Dolber and Clark are in escrow, the same will be voted by Messrs. Dolber and Clark, respectively. The shares of our common stock repurchased from Mr. Baiata are being treated as issued but not outstanding, and have no voting rights.

                            MANAGEMENT OF OUR COMPANY

     Our executive officers and directors are as follows:

Name                               Age                 Position
----                               ---                 --------

Lon T. Dolber                      48                  Chief  Executive  Officer,  President  and  Chairman  of the
                                                       Board and President of APFS

Russell Clark                      53                  Vice President and Director

Melissa Grappone                   42                  Treasurer and Secretary

Robert Dolber                      46                  Chief Technology Officer

Mark A. Manzi                      45                  Director

Frank A. Tauches, Jr.              56                  Director


     All of our Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of our Board of Directors. Lon T. Dolber, Robert Dolber and Melissa Grappone are brothers and sister.

     Biographies of our executive officers and directors are as follows:

     Lon T. Dolber has been a registered representative since 1979 and has been a director and the President and Chief Executive Officer of American Portfolios since January 2000 and President of American Portfolios Financial Services, Inc. since April 2002. Between 1996 and September 2001, Mr. Dolber was affiliated with Nathan & Lewis, a registered broker dealer, where he was a registered principal, responsible for a group of registered representatives operating under an umbrella organization referred to as American Portfolios Financial Services, Inc. Prior thereto and for a period of five years, Mr. Dolber was a registered principal with MFI Investments Corp., and prior thereto and for a period of twelve years, Mr. Dolber was a registered representative with First Investors Corp. Both of such firms sold mutual fund shares as broker dealers.

     Russell Clark has been a registered representative since 1987, and has been a director and a Vice President of American Portfolios since January 2000. Mr. Clark was associated with Nathan & Lewis from 1996 to September 2001 as a registered principal. Prior thereto and for approximately six years, he was associated with MFI Investment Corp., as a registered representative. Mr. Clark holds a BA degree from the University of Virginia.

     Melissa Grappone has been a registered representative since 1994, and has been the Treasurer and Secretary of American Portfolios since January 2000. She was associated with Nathan & Lewis from 1996 to September 2001 as an assistant managing director. Prior thereto and for approximately two years she was associated with MFI Investments Corp. as an office manager and prior thereto, with other broker dealers. Ms. Grappone holds a BA degree from the University of South Carolina.

     Robert Dolber has been Chief Technology Officer of American Portfolios since July 2001. Between July 1997 and June 2001, Mr. Dolber worked for The Hearst Corporation, a publishing, entertainment and interactive media company, in capacities which were related to information technology and computer networks. Prior thereto, Mr. Dolber held various positions with several United States government agencies related to electronics and information technology. Mr. Dolber holds an associates degree from New York Institute of Technology.

     Mark A. Manzi, CPA, elected a director in November 2003, has been a partner in the accounting, tax and consulting firm of Manzi, Pino & Co., CPAs since 1983, providing administrative, accounting and business consulting services. Manzi, Pino & Co. has provided accounting services to us since our inception. Mr. Manzi holds a BS degree in accounting from New York Institute of Technology. Mr. Manzi also has his series 6 and 63 securities licenses and became a registered representative under our licensure in December, 2003.


     Frank A. Tauches, Jr., elected a director in November 2003, has been chairman of the Water Authority of Western Nassau County, a public benefit corporation, since August 1995. Since April 2003, he has also served as CEO (and President from April to December 31, 2003) of Sandgrain Securities, Inc., a broker dealer, where he previously served as general counsel from January 2002 through April 2003. Mr. Tauches, since January 2002 through the present has also served as managing director of Madison Abstract, Inc., a title insurance agency, and previously served as its executive vice president from May 1999 until January 2002. From April 1997 through March 1999, Mr. Tauches served as mayor of the Incorporated Village of Garden City, New York. Mr. Tauches first entered the securities industry in 1974 as an enforcement attorney with the New York Stock Exchange, and subsequently spent ten years with Merrill Lynch & Co. as an attorney and branch manager. Mr. Tauches holds a BA degree from Fordham University and a JD degree from St. John's University School of Law.


Committees of the Board of Directors.

     We currently do not have committees of the Board.

Director Compensation

     Our directors do not receive any cash compensation for their service as members of the board of directors, but they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors, except that non-employee directors will be awarded stock options for such service.

Compensation Committee Interlocks And Insider Participation

     We do not have a compensation committee, and none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

Executive Officer Compensation

     Summary Compensation:


     The table below shows summary information concerning annual and long-term compensation awarded to, earned by or paid to Lon Dolber, our President and Chief Executive Officer for the years ended December 31, 2003, December 31, 2002 and December 31, 2001.


                           SUMMARY COMPENSATION TABLE
                                                                                                    Other Compensation
                                       Annual Compensation               Long-Term Compensation             (2)
Name and Principal Position  Year      Salary         Bonus           Options      Compensation
---------------------------- --------- -------------- --------------- ------------ ---------------- ---------------------
Lon Dolber, President and    2003      150,000(1)          -          -                 -                      70,468(2)
Chief Executive Officer
Lon Dolber, President and    2002      150,000(1)          -          -                 -                     119,669(3)
Chief Executive Officer
Lon Dolber, President and    2001       37,500(1)          -          -                 -                      18,034
Chief Executive Officer

(1) Salary was not paid and was contributed to us.

(2) Includes commissions paid to Mr. Dolber on behalf of his personal client accounts.

(3) Includes $20,000 of consulting fees paid to Mr. Dolber.


     Option Grants in Fiscal Year 2002

     The table below shows information regarding stock options and freestanding stock appreciation rights, or SARS, granted to our chief executive officer and our other executive officers during the fiscal year ended December 31, 2002.

                                        Individual Grants
--------------------------------------------------------------------------------------------------
                              Number of           % of Total
                              Securities          Options/SARs      Exercise or
                              Underlying          Granted to        or Base
                              Options/SARs        Employees in      Price        Expiration
Name                          Granted (#)         Fiscal Year       ($/Sh)       Date
----                          -----------         -----------       ------       ----
Lon Dolber,                        -                     -          -                  -
   President and Chief
   Executive Officer
Robert Dolber,                     -                     -          -                  -
   Chief Technology
   Officer
Frank Giachetto,                   -                     -          -                  -
   Director of
   Compliance
Melissa Grappone                   -                     -          -                  -
   Director of
   Transitions
Tom LoManto,                       -                     -          -                  -
   President of
    Advisory Company
-----------------------------

     Aggregated Option/SAR Exercises And Fiscal Year End Option/SAR Values

     The table below shows information concerning the exercise of stock options and freestanding SARs during the fiscal year ended December 31, 2002 by our named executive officer and the value of unexercised stock options and freestanding SARs held as of December 31, 2002. The value of unexercised in the money options/SARs at fiscal year end is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed offering price of $3.00 per share, multiplied by the number of shares underlying the options.

                                                            Number of Securities Underlying     Value of Unexercised
                                                            Unexercised Options/SARs at         In-the-Money
                                                            Fiscal Year End (#)                 Options/SARs
                                                                                                at Fiscal Year End ($)
                                                            ----------------------------------- --------------------------------
                              Shares
                              Acquired on      Value
Name                          Exercise (#)     Realized     Exercisable     Unexercisable       Exercisable    Unexercisable
----                          ------------     --------     -----------     -------------       -----------    -------------
Lon Dolber, President and          -              -               -               -                -                  -
   Chief Executive Officer
Robert Dolber,                     -              -               -               -                -                  -
   Chief Technology
   Officer
Frank Giachetto,                   -              -               -               -                -                  -
   Director of
   Compliance
Melissa Grappone                   -              -               -               -                -                  -
   Director of
   Transitions
Tom LoManto,                       -              -               -               -                -                  -
   President of
   Advisory Company

Employment Agreements

     In May 2001, we entered into an employment agreement with Ms. Grappone, our Secretary and Treasurer. The agreement expires on May 14, 2004, but is automatically renewed for additional one-year periods commencing each May 15 unless either party gives written notice to the other of its desire not to renew such term, which notice must be given no later than three (3) months prior to the end of each term on any such renewal. The agreement provides for a compensation package of $90,000 in the first year, which sum increases by five (5%) percent per year in each of the following two years. In addition, Ms. Grappone participates in our stock option program and deferred compensation plan, and may participate, on the same basis as other executive employees, in our group, life, health, accident and hospitalization insurance programs. Ms. Grappone has agreed to maintain the confidentiality of any or our confidential or proprietary information. In the event we terminate Ms. Grappone's employment other than as a result of her death, disability or an uncured material breach of the employment agreement, Ms. Grappone shall be entitled to continued payment of her base salary through the end of the term of the employment agreement plus a quarterly sum, for the remaining term, equal to any bonuses awarded to Ms. Grappone during the twelve months preceding termination divided by four.

     In May 2001, we entered into an employment agreement with Mr. Robert Dolber, our Chief Technology Officer. The agreement expires on May 14, 2004, but is automatically renewed for additional one-year periods commencing each May 15 unless either party gives written notice to the other of its desire not to renew such term, which notice must be given no later than three (3) months prior to the end of each term on any such renewal. The agreement provides for a compensation package of $90,000 in the first year, which sum increases by five (5%) percent per year in each of the following two years. In addition, Mr. Dolber participates in our stock option program and deferred compensation plan, and may participate, on the same basis as other executive employees, in our group, life, health, accident and hospitalization insurance programs. Mr. Dolber has agreed to maintain the confidentiality of any confidential or proprietary information. In the event we terminate Mr. Dolber's employment other than as a result of his death, disability or an uncured material breach of the employment agreement, Mr. Dolber shall be entitled to continued payment of his base salary through the end of the term of the employment agreement plus a quarterly sum, for the remaining term, equal to any bonuses awarded to Mr. Dolber during the twelve months preceding termination divided by four.

Stock Option Plans

     On December 18, 2001, we adopted a stock option plan to provide for the issuance of stock options for up to a maximum of 2,000,000 shares of common stock. As of September 30, 2003 options have been granted for the purchase of a total of 854,680 shares. Options under the stock option plan are either "incentive," which are meant to qualify under Section 422 of the Internal Revenue Code or "non-qualified," which do not qualify as incentive options under the Code. Subject to the terms of the stock option plan, our board of directors is solely responsible for the administration of the stock option plan, including the granting of awards and the determination of the purchase of options. Under the stock option plan, the exercise price for qualified stock options may not be less than one hundred (100%) percent of the fair market value of a share of our common stock at the time the option is granted. The term of a stock option is generally ten (10) years and each award will vest in accordance with a schedule determined by our board of directors at the time of grant. Officers and key employees are eligible to receive options under the stock option plan.

Limitation of Liability and Indemnification Matters

     Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. Generally, Section 145 permits a corporation to indemnify a person who was or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     In addition, the General Corporation Law requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of the director is expressly provided by statute.

     We may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as our directors or officers, whether or not we would have the power to indemnify such person against such liability, as permitted by law.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table sets forth certain information as of December 31, 2003 regarding the beneficial ownership of our common stock held by each of our executive officers and directors; our officers and directors as a group; and each person who beneficially owns in excess of five (5%) percent of our common stock.

     The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under those rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which that person or entity has the right to acquire within sixty days after December 31, 2003. The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.

                                            Before Offering                                After Offering
                                Number of shares of     Percent of Common     Number of shares of      Percent of Common
                                Common Stock            Stock beneficially    Common Stock             Stock beneficially
Name of Beneficial Owner        beneficially owned (5)  owned (5)(6)          beneficially owned (5)   owned (5)(6)(7)
------------------------        ----------------------  ------------------    ----------------------   ------------------
Lon T. Dolber                        2,818,619(1)              35.22%              2,818,619(1)              29.67%
Russell Clark                          914,048(1)              11.42%                914,048(1)               9.62%
Melissa Grappone                        50,000(2)               *                     50,000(2)                *
Robert Dolber                           45,000(3)               *                     45,000(3)                *
Mark Manzi                               --                     --                      --                     --
Frank Tauches                            --                     --                      --                     --
Island Star Capital                    500,000(4)               6.25%                500,000                 5.26%
 Advisors, LLC
 190 EAB Plaza
 East Tower
 Uniondale, NY  11556
                                     35






Officers and Directors as a           3,907,667                48.41%                3,907,667                41.11%
group (5 persons)

*  Less than 1%

(1)Mr. Dolber has pledged 833,333 shares and Mr. Clark has pledged 416,667 shares to secure payments to a former stockholder, certain of which shares are now subject to release.

(2)Ms. Grappone holds 33,333 shares and 16,667 warrants.

(3)Mr. Dolber holds 35,000 shares and 10,000 warrants.

(4)Island Star Capital Advisors, LLC ("ISC") is a New York limited liability company governed by a board of managers. The current managers are Arthur H. Goldberg, Harvey Granat, Michael L. Faltischek and Douglas A. Cooper. The members of ISC which have rights in our shares are Arthur H. Goldberg and IS Ventures, LLC ("IS"). The managers and members of IS are employees of our counsel, Ruskin Moscou Faltischek, P.C.

(5) Such figures are based upon 8,002,410 shares of our common stock outstanding as of December 31, 2003. Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.

(6) Includes 1,000,000 shares issued to our capital units plan. (7) Assumes the sale of all shares registered pursuant to this offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Lon Dolber, one of our principal stockholders and a director, and our President and Chief Executive Officer, has loaned approximately $137,380 to us, of which $122,380 is outstanding as of December 31, 2003. This is a demand loan without interest. Mr. Dolber guaranteed $50,000 of a $100,000 loan to us from a non-affiliated person, for which Mr. Dolber received no compensation. This third party loan is being discharged over a period of time, reducing Mr. Dolber's obligation by 50% of each reduction. We believe that the terms of these arrangements with Mr. Dolber are at least as favorable to us as those we could have obtained from a non-affiliated person.

     Mark A. Manzi, one of our directors, is a partner in the accounting, tax and consulting firm of Manzi, Pino & Co. CPAs ("Manzi Pino"), which has provided accounting services to us since our inception. In fiscal year 2002, Manzi Pino collected from us the sum of $134,445, and in fiscal year 2003, Manzi Pino collected from us $49,796, with $50,405 remaining outstanding as of December 31, 2003.


     Tom M. Wirthshafter, a former director, previously loaned to us the sum of $100,000, which note is convertible into 50,000 shares of common stock and a warrant to purchase 16,668 shares of common stock at $2.00 per share. The Note was originally payable commencing December 9, 2003 at which date convertibility was terminated, but has been revised so that payments begin in March 4, 2004 and convertibility continues until such time.

     Frank Baiata, one of our former directors, received 2,550,000 shares of shares of common stock in May 2001 in exchange for his 100% ownership of Triad, which is now known as APFSI. He sold 2,500,000 of those shares to us effective on May 13, 2002. The 2,500,000 shares of our common stock then owned by Mr. Baiata were sold to us in exchange for the following payments, without interest:
$15,000 per month for the first year (a total of $180,000), $20,000 per month for the second year (a total of $240,000), $25,000 per month for the third year (a total of $300,000) and a balloon payment at the end of the third year in the amount of $880,000. Our obligations to Mr. Baiata are secured by the 2,500,000 shares of our common stock sold by him to us and by a total of 1,250,000 shares of our common stock owned by Mr. Dolber and Mr. Clark. With respect to the latter shares, the same will be released quarterly in proportion to the payments made to Mr. Baiata. During the time that shares of Messrs. Dolber and Clark are in escrow, the same will be voted by Messrs. Dolber and Clark, respectively. The shares of our common stock repurchased from Mr. Baiata are being treated as issued but not outstanding, and have no voting rights.

                            Description of Securities

     Our authorized capital consists of 33,000,000 shares of capital stock, $.001 par value per share, 30,000,000 shares of which are common stock and 3,000,000 shares of which are preferred stock. As of September 30, 2003, there are outstanding options and warrants to purchase a total of 1,462,913 shares of our common stock. In addition, 6,351,983 shares of common stock are available for sale under Rule 144 under the Securities Act. The following table includes information as of the end of the most recently completed fiscal year for each equity compensation plan described in this prospectus.

------------------------------- ---------------------------- ---------------------------- ----------------------------
Plan category                   Number of  securities to be  Weighted-average exercise    Number    of     securities
                                issued  upon   exercise  of  price of outstanding         remaining   available   for
                                outstanding        options,  options, warrants and        future    issuance    under
                                warrants and rights          rights                       equity  compensation  plans
                                                                                          (excluding       securities
                                                                                          reflected in column (a))

                                            (a)                         (b)                          (c)

------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity    compensation   plans
approved by security holders                --                           --                           --
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity  compensation plans not
approved by security holders              854,680                       1.65                       1,145,320
------------------------------- ---------------------------- ---------------------------- ----------------------------
         Total                            854,680                       1.65                       1,145,320
------------------------------- ---------------------------- ---------------------------- ----------------------------

Common Stock

     The holders of shares of our common stock are entitled to share ratably in such dividends and distributions as may be legally declared by the Board of Directors with respect to our common stock and in any of our assets available for to stockholders upon its liquidation. Upon our liquidation, assets will only be available for distribution after satisfaction or provision for all of our debts and other obligations, including to holders of preferred stock designated as senior in right of payment upon liquidation. The holders of shares of our common stock have one vote per share, in person or by proxy, at all meetings of stockholders. There are no cumulative voting rights with respect to the election of our directors, which means that holders of a majority of the shares of our common stock voting in an election for directors so long as the holder of a majority of our outstanding common stock are present in person or by proxy, can elect all of the directors then to be elected. There are no preemptive, conversion, sinking fund or redemption rights applicable to our common stock.

Stockholders' Agreement

     Lon T. Dolber and Russell Clark are parties to a Stockholders' Agreement (the "Stockholders' Agreement") dated May 1, 2001. They own collectively a total of 3,837,667 shares of our common stock, representing approximately 48% of our outstanding common stock on September 30, 2003 and will own approximately 40% of our outstanding common stock upon the completion of this offering. The Stockholders' Agreement requires each stockholder to offer his shares to the other stockholder and then to us before selling the same to a third person. If a stockholder dies, becomes bankrupt, has a custodian appointed or is in material breach, the other stockholder or we can purchase his stock at its fair market value, as defined in the Stockholders' Agreement. If a stockholder desires to sell a number of shares equal to 25% or more of our outstanding common stock, he must offer the opportunity, pro rata, to the other stockholder. So long as a stockholder holds 15% or more of the shares covered by the Stockholders' Agreement, the other stockholder must vote for his designee as a director. For example, given the voting power of Messrs. Dolber and Clark, they will have for the foreseeable future, the ability to designate themselves as directors, and, if voting together (which is not required by the Stockholders' Agreement) to elect each of our other directors.

Preferred Stock

     Our certificate of incorporation provides that we are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our Board of Directors, without approval of our stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing us flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of our preferred stock could also make it more difficult for a third party to gain control of American Portfolios, discourage bids for our outstanding securities at a premium or otherwise adversely affect the price of our outstanding securities.

Warrants

     Warrants were issued as part of our offerings of securities in (a) 2001 and
(b) 2002-2003 are detachable from the common stock. The warrants may be exercised for a period of five years from the date of issuance, initially at an exercise price of $1.00 per share, and $2.00 per share, respectively. The number of shares and exercise price are subject to customary adjustment for recapitalizations and reorganizations. Other warrants have been issued in earlier financing transactions. As of September 30, 2003, there were warrants outstanding to purchase a total of 385,993 shares of common stock at $1.00 per share and 222,240 shares of common stock at $2.00 per share.

Indemnification

     Our Certificate of Incorporation and By-laws empower us to indemnify current or former directors, officers, employees or agents of us or persons serving by request of us in such capacities or persons who have served by the request of us in any other enterprise to the full permitted by the laws of the State of Delaware.

Delaware Anti-Takeover Statute

     We and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover statute. In general, the statute prohibits a public Delaware corporation (such as our's) from engaging in a "business combination" within an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner or the interested person owns at least 85% of our common stock. "Business combination" includes merger, asset sales and other transactions resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Manhattan Transfer Registrar Company.

                        DISTRIBUTION OF OUR COMMON STOCK


     The distribution of our common stock will be carried out by Dino Bruno and John Crockett, administrative employees of our parent company who are not employees of our broker dealer subsidiary, and who will not receive any additional compensation for such activities. The offering will terminate two years from the effective date of this prospectus, February ___, 2006. The individuals named above will carry out sales by contacting potential purchasers. We expect to provide the contact information for such employees on our website.

     We may in the future, use registered broker-dealers to assist in this offering. In such event, we will include information concerning our arrangements with such broker-dealers, and the impact on the offering being made hereby, in an amendment to this Prospectus.


     Our common stock may be deemed a "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our common stock is neither listed nor quoted. Penny stock regulations impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these regulations, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the penny stock regulations require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker dealer also must disclose the commissions payable to both the broker dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock regulations may restrict the ability of broker dealers to sell our common stock and may have an adverse effect on any trading of our common stock.

                             Reports to stockholders

     We will be filing the annual, quarterly and other reports required by
Section 13 of the Exchange Act. These reports may be accessed after filing at www.sec.gov.

                                  LEGAL MATTERS

     The validity of the issuance of our common stock offered in this offering will be passed upon for us by Ruskin Moscou Faltischek, P.C. of Uniondale, New York. An affiliate of such firm owns 500,000 shares of our common stock and an employee is the beneficial owner of 220,000 shares of our common stock.

                                     EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Holtz Rubenstein & Co., LLP, independent certified public accountants, to the extent and for the periods shown in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to shares of the common stock offered hereby, and of which this prospectus is a part. This prospectus, does not contain all the information shown in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which may be omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information pertaining to us and the common stock offered hereby, reference is made to the registration statement, including the exhibits and schedule thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports and other information that is filed through the SEC's EDGAR System. The website can be accessed at http://www.sec.gov.

                       AMERICAN PORTFOLIOS HOLDINGS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 2002 AND 2001, AND

        FOR THE (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002




                                    CONTENTS



                                                                                                                     Page

FINANCIAL STATEMENTS:

   Independent auditors' report                                                                                       F-1

   Consolidated balance sheets as of December 31, 2002, and September 30, 2003 (unaudited)                         F-2 - F-3

   Consolidated statements of operations for the years ended December 31, 2002
   and 2001, and for the nine months ended September 30, 2003 and 2002 (unaudited)                                    F-4

   Consolidated statement of stockholders' equity for the years ended December
   31, 2002 and 2001, and for the nine months ended September 30, 2003 (unaudited)                                    F-5

   Consolidated statements of cash flows for the years ended December 31, 2002
   and 2001, and for the nine months ended September 30, 2003 and 2002 (unaudited)                                 F-6 - F-7

   Notes to consolidated financial statements                                                                      F-8 - F-24

Independent Auditors' Report


To the Stockholders of
American Portfolios Holdings, Inc.
   and Subsidiaries
Holbrook, New York

We have audited the accompanying consolidated balance sheet of American Portfolios Holdings, Inc. and Subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Portfolios Holdings, Inc. and Subsidiaries as of December 31, 2002 and the consolidated results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.






April 10, 2003
Melville, New York

               AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                       December 31,      September 30,
                                                                           2002               2003
                                                                       ---------------------------------
                                                                                          (Unaudited)
CURRENT ASSETS:
   Cash                                                                 $  664,138       $ 1,156,826
   Receivable from broker-dealers and clearing organizations               347,379           506,123
   Receivable from account representatives                                  21,936            25,330
   Miscellaneous receivable                                                 33,066             5,183
   Prepaid insurance and other                                              20,947            77,221
                                                                       ---------------------------------
     Total current assets                                                1,087,466         1,770,683
                                                                       ---------------------------------

PROPERTY AND EQUIPMENT:
   Furniture, equipment and leaseholds at cost,
     net of accumulated depreciation                                       197,650           295,727
                                                                        --------------------------------

OTHER ASSETS:
   Deposits with clearing organizations                                    110,047           210,047
   Security deposit                                                         19,363            38,963
   Licenses                                                                100,000           100,000
   Deferred tax asset                                                      456,808           562,308
   Goodwill                                                              3,503,272         3,503,272
                                                                       ---------------------------------
                                                                         4,189,490         4,414,590
                                                                       ---------------------------------

                                                                        $5,474,606       $ 6,481,000
                                                                       =================================







                                       F-2





LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Payable to broker-dealer and clearing organizations                  $   50,551         $  27,295
   Accounts payable and accrued expenses                                   184,622           233,309
   Notes and obligations payable, current portion                          178,903           189,179
   Obligations under capital leases, current portion                        30,350            17,289
   Commissions payable                                                     584,867         1,017,730
   Unearned account representative fees                                       --             223,978
   Deferred revenue, current portion                                        25,000            25,000
   Due to stockholder                                                      137,380           122,380
                                                                       ---------------------------------
     Total current liabilities                                           1,191,673         1,856,160
                                                                       ---------------------------------


LONG-TERM LIABILITIES:
   Notes and obligations payable, net of current portion                 1,275,135        1,162,879
   Obligations under capital leases, net of current portion                 27,957           15,658
   Deferred revenue, net of current portion                                 31,250           12,500
                                                                       ---------------------------------
                                                                         1,334,342        1,191,037
                                                                       ---------------------------------
                                                                         2,526,015        3,047,197
                                                                       ---------------------------------
STOCKHOLDERS' EQUITY:
   Preferred stock, par value, $.001, authorized 3,000,000 shares,
     -0- shares issued and outstanding                                        --               --
   Common stock, par value $.001 authorized 30,000,000 shares,
     8,926,985 and 9,502,410 shares issued, respectively                     8,927            9,502
   Additional paid-in capital                                            6,322,555        7,263,747
   Accumulated deficit                                                  (2,024,976)      (2,481,531)
   Less: treasury stock, at cost, 2,500,000 shares                      (1,357,915)      (1,357,915)
                                                                       ---------------------------------
                                                                         2,948,591        3,433,803
                                                                       ---------------------------------
                                                                        $5,474,606      $ 6,481,000
                                                                       =================================

                 See notes to consolidated financial statements


               AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Years Ended                Nine Months Ended
                                                                    December 31,                  September 30,
                                                         ------------------------------------------------------------
                                                                2002            2001          2003           2002
                                                         --------------------------------------------- --------------
                                                                                          (Unaudited)    (Unaudited)
REVENUE:
 Commission income                                           $10,556,720    $ 2,495,443  $ 11,270,446    $ 8,037,143
 Advisory fees                                                   340,560         15,540       323,069        237,645
 Marketing and service fees                                      345,623         49,482       250,461        262,843
 Other income                                                      6,862         43,842         7,406          6,784
                                                          --------------------------------------------- --------------
    Total revenues                                            11,249,765      2,604,307    11,851,382      8,544,415
                                                         --------------------------------------------- --------------

COSTS AND EXPENSES:
 Commissions expense                                           9,605,482      2,086,357    10,249,411      7,242,852
 Selling, general and administrative expenses                  2,875,454      1,581,890     2,156,880      2,150,871
                                                         --------------------------------------------- --------------
    Total expenses                                            12,480,936      3,668,247    12,406,291      9,393,723
                                                         --------------------------------------------- --------------

LOSS BEFORE INCOME TAX BENEFIT                                (1,231,171)    (1,063,940)     (554,909)      (849,308)

INCOME TAX BENEFIT                                              (235,758)      (195,916)      (98,354)      (168,054)
                                                         --------------------------------------------- --------------

NET LOSS                                                     $  (995,413)     $(868,024)    $(456,555)     $(681,254)
                                                         ============================================= ==============

NET LOSS PER SHARE                                           $     (0.15)     $   (0.12)    $   (0.07)     $   (0.10)
                                                         ============================================= ==============

WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING                                       6,829,163      6,997,264     6,731,447      7,012,509
                                                         ============================================= ==============


                 See notes to consolidated financial statements


               AMERICAN PORTFOLIOS HOLDINGS, INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                                                                                   Total
                                Preferred Stock   Common Stock        Treasury Stock   Additional               Stockholders'
                                 ------------ ----------------  ----------------------   Paid-in    Accumulated        Comprehensive
                                Shares Amount   Shares   Amount   Shares      Amount     Capital      Deficit      Equity    Loss
                                 ----- ------ ---------  ------ ---------- ----------- ----------  -----------  ---------- ---------
   Balance, January 1, 2001       --   $ --   5,143,333  $5,143      --    $      --   $  225,457  $(161,539)  $   69,061  $   --
   Issuance of common stock       --     --     440,667     441      --           --      660,558        --       660,999      --
   Issuance of common stock in
   conjunction with acquisition   --     --   2,550,000   2,550      --           --    3,822,450        --     3,825,000      --
   Officer's contributed services --     --       --       --        --           --       37,500        --        37,500      --
   Net loss                       --     --       --       --        --           --         --     (868,024)    (868,024) (868,024)
                                                                                                                           ---------
   Comprehensive loss             --     --       --       --        --           --         --          --           --  $(868,024)
                                 ----- ------ ---------  ------ ---------------------- ----------  -----------  ---------- =========
   Balance, December 31, 2001     --     --   8,134,000   8,134      --           --   4,745,965  (1,029,563)   3,724,536
   Issuance of common stock for
   cash                           --     --     651,667     652      --           --   1,279,348         --     1,280,000 $    --
   Issuance of common stock for
   debt conversion                --     --     141,318     141      --           --     204,194         --       204,335      --
   Syndication costs              --     --       --       --        --           --     (68,952)        --       (68,952)     --
   Purchase of treasury stock     --     --       --       --   (2,500,000)(1,357,915)      --           --    (1,357,915)     --
   Officer's contributed services --     --       --       --        --           --     150,000         --       150,000      --
   Net loss                       --     --       --       --        --           --        --      (995,413)    (995,413) (995,413)
   Stock options issued for       --     --       --       --        --           --      12,000         --        12,000      --
   services
                                                                                                                            --------
   Comprehensive loss             --     --       --       --        --           --        --           --           --  $(995,413)
                                 ----- ------ --------- ------  ---------- ---------------------   ------------  --------- =========
   Balance,  December 31, 2002    --     --   8,926,985  8,927  (2,500,000)  (1,357,915) 6,322,555(1,949,976)   2,948,591
   Issuance of common stock for
   cash                           --     --     575,425    575       --           --   1,024,760         --      1,025,335
   Syndication costs              --     --       --      --         --           --    (196,068)        --       (196,068)    --
   Officer's contributed services --     --       --      --         --           --     112,500         --        112,500     --
   Net loss                       --     --       --      --         --           --        --      (456,555)     (456,555)(456,555)
                                                                                                                           ---------
   Comprehensive loss             --     --       --      --         --           --        --           --           --   (456,555)
                                 ----- ------ --------- ------  ---------- ------------ --------- -----------  -----------=========
   Balance,  September 30, 2003
   (unaudited)                    --   $ --   9,502,410 $9,502  (2,500,000)$(1,357,915)$7,263,747 $(2,481,531) $3,433,803
                                 ===== ====== ========= ======  ========== =========== ========== ===========  ==========


                See notes to consolidated financial statements

               AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended                 Nine Months Ended
                                                                       December 31,                  September 30,
                                                                ---------------------------    --------------------------
                                                                   2002           2001            2003           2002
                                                                -----------    ------------    -----------    -----------
                                                                                               (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                     $ (995,413)     $ (868,024)     $(456,555)    $ 681,254)
      Adjustments to reconcile net loss to net cash
         provided by
         (used in) operating activities:
           Depreciation and amortization                            90,406         200,517         73,763         65,837
           Deferred tax benefit                                  (255,972)       (200,836)      (105,500)      (179,005)
           Imputed interest expense                                 58,771           4,329         69,906         30,304
           Loss on disposal of equipment                                --           6,981             --             --
           Gain on sale of intangible asset                             --        (46,000)             --             --
           Noncash compensation                                     12,000              --             --             --
           Officer's contributed services                          150,000          37,500        112,500        112,500
      Change in operating assets and liabilities:
      (Increase) decrease in assets:
         Receivable from broker-dealers and  clearing             (42,043)       (243,696)      (158,744)       (73,361)
            organizations
         Receivable from account representatives                  (28,349)        (16,962)        (3,394)        (3,368)
         Miscellaneous receivable                                   36,317              --         27,883         47,000
         Prepaid insurance and other                                31,543        (49,609)       (56,274)        (3,779)
         Deposits with clearing organizations                        1,137        (75,522)      (100,000)          1,137
         Security deposits                                         (4,200)        (15,163)       (19,600)        (4,200)
      Increase (decrease) in liabilities:
         Payable to broker dealer and clearing                    (33,686)          84,237       (23,256)       (55,012)
            organizations
         Accounts payable and accrued expenses                    (14,519)         184,721         48,687         36,447
         Commissions payable                                         2,257         544,363        432,863         23,402
         Unearned account representative fees                           --              --        223,978        124,850
         Deferred revenue                                         (25,000)        (18,750)       (18,750)       (18,750)
                                                                -----------    ------------    -----------    -----------
           Net cash provided by (used in) operating
              activities                                        (1,016,751)      (471,914)         47,507      (577,252)
                                                                -----------    ------------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                           (4,244)       (155,704)      (171,842)        (1,537)
   Cash acquired from business combination                              --          46,487             --             --
                                                                -----------    ------------    -----------    -----------
         Net cash used in investing activities                       4,244         109,217        171,842          1,537
                                                                -----------    ------------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                                      1,280,000         660,999      1,025,335        584,998
   Syndication costs                                              (67,952)              --      (196,068)       (54,749)
   Payments on capital lease obligations                          (41,714)        (24,128)       (25,353)       (26,795)
   Proceeds from long-term debt                                    100,000         200,000             --        100,000
   Payments on long-term debt                                    (112,656)              --      (171,891)       (75,100)
   Proceeds from bank loan                                          50,000              --             --             --
   Proceeds from (repayments of) stockholder loan                   37,500          78,765       (15,000)         45,000
                                                                -----------    ------------    -----------    -----------
       Net cash provided by financing activities                  1,245,178         915,636        617,023        573,354
                                                                -----------    ------------    -----------    -----------


                                      F-6





NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                   224,183         334,505        492,688        (5,435)

CASH AND CASH EQUIVALENTS, beginning of period                     439,955         105,450        664,138        439,955
                                                                -----------    ------------    -----------    -----------

CASH AND CASH EQUIVALENTS, end of period                         $ 664,138      $  439,955     $1,156,826      $ 434,520
                                                                ===========    ============    ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Equipment acquired through capital lease obligations             $   --       $  54,940         $   --         $   --
                                                                ===========    ============    ===========    ===========
   Stock issued through business combination                        $   --     $ 3,825,000         $   --         $   --
                                                                ===========    ============    ===========    ===========
   Conversion of promissory notes to shares of common stock       $ 20,335         $    --         $   --      $ 204,335
                                                                ===========    ============    ===========    ===========
   Purchase of treasury stock through issuance of               $1,357,915         $    --         $   --     $1,357,915
promissory note
                                                                ===========    ============    ===========    ===========

SUPPLEMENTAL DISCLOSURES:

   Interest paid                                                  $ 29,411       $  19,117      $  39,489      $  33,242
                                                                ===========    ============    ===========    ===========
   Taxes paid                                                     $ 15,351        $    720      $  15,395      $  15,151
                                                                ===========    ============    ===========    ===========


                 See notes to consolidated financial statements

                       AMERICAN PORTFOLIOS HOLDINGS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 2002 AND 2001 AND

        FOR THE (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002


1.   Summary of Significant Accounting Policies:

     a. Nature of business

     American Portfolios Holdings, Inc. and Subsidiaries (collectively "the Company") was organized in November 1999. The Company operates a broker-dealer through its subsidiary American Portfolios Financial Services, Inc. ("APFS") and a registered investment advisor through another subsidiary, American Portfolios Advisors, Inc. ("APA"). APFS acquired an existing broker-dealer on May 1, 2001 and commenced operations in September 2001 after attaining licensure and registration changes for the Company and its network of independent representatives. APA was organized by the Company in March 2001 to provide registered investment advisory services. The primary source of revenue is derived from providing these services to its customers, who are predominately small and middle-market businesses and individuals. These services are marketed by independent representatives and registered advisors located in various states.

     b. Interim financial statements

     The interim consolidated financial statements as of and for the nine months ended September 30, 2003 and 2002, presented herein, have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rule and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for the interim periods presented.

     The results of operations for the nine months period ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year.

     c. Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     d. Principles of consolidation

     The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. All intercompany transactions have been eliminated in consolidation.

     e. Statements of cash flows

     The Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days, that are not held for sale in the ordinary course of business.

     f. Securities transactions

     Customers' securities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the balance sheet.

     g. Commissions

     Commissions and related expenses are recorded on a trade-date basis as securities transactions occur.

     h. Deferred taxes

     Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effects of future changes in tax laws or rates are not anticipated.

     i. Depreciation

     Depreciation is provided on an accelerated basis using estimated useful lives of five to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the lease.

     j. Stock-based compensation

     The Company accounts for stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Stock compensation to non-employees is accounted for at fair value in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No, 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will continue to account for stock-based compensation to employees under APB Opinion No. 25 and related interpretations.


         If the Company had used the fair value based method of accounting for its employee stock option plan, as prescribed by Statement of Financial Accounting Standards No. 123, the Company's net loss and net loss per share would have changed to the following pro forma amounts:

                                                                     Years Ended                   Nine Months Ended
                                                                     December 31,                    September 30,
                                                         ------------------------------- --------------------------------
                                                                  2002           2001            2003            2002
                                                         ------------------------------- --------------------------------
                                                                                              (Unaudited)    (Unaudited)

Net loss, as reported                                          $(995,413)    $(868,024)       $(456,555)      $(681,254)
Deduct: Total stock-based employee  compensation
expense determined under fair       value based
method for all awards, net of       related tax effect           (80,800)      (62,600)         (42,300)        (60,600)
                                                         ------------------------------- --------------------------------

Pro forma net loss                                           $(1,076,213)    $(930,624)       $(498,855)      $(741,854)
                                                         =============================== ================================

Loss per share:
   Basic - as reported                                          $  (0.15)     $  (0.12)        $  (0.07)       $  (0.10)
                                                         =============================== ================================

   Basic - pro forma                                            $  (0.16)     $  (0.13)        $  (0.07)       $  (0.11)
                                                         =============================== ================================

   Diluted - as reported                                        $  (0.15)     $  (0.12)        $  (0.07)       $  (0.10)
                                                         =============================== ================================

   Diluted - pro forma                                          $  (0.16)     $  (0.13)        $  (0.07)       $  (0.11)
                                                         =============================== ================================

                                      F-10

The fair value of each option grant is estimated on the grant date using the minimum value method with the following assumptions:

                                        2003          2002           2001
                                     -----------    ----------    -----------
   Dividend yield                            0%            0%             0%
   Risk-free interest rate                1.15%         1.63%          2.47%
   Expected lives (years)                10               10            10

k. Goodwill and intangible assets

     In January 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. It also requires, upon adoption of SFAS No. 142, that the Company reclassify, if necessary, the carrying amounts of intangible assets and goodwill based on the criteria of SFAS No. 141.


     SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. The Company's previous business combination was accounted for by using the purchase method and, as of January 2002, the net carrying amount of goodwill from the prior purchase transaction approximated $3,503,000.


         The initial test for impairment required it to assess whether there was an indication that goodwill was impaired as of the date of adoption of SFAS No.
142. To accomplish this, the Company identified its reporting units and determined the carrying value of each unit, including goodwill and other intangible assets. It then determined the fair value of each reporting unit and compared it with its carrying value. In performing this test in accordance with SFAS No. 142, the Company aggregated the components of the reporting units to the level where operating decisions are made. The Company completed its annual SFAS No. 142 impairment test during the third quarter of fiscal 2002. The Company estimated the fair value of the reporting unit based on a multiple of gross commissions. The estimated fair value was then allocated between tangible and intangible assets. As of September 30, 2002 it concluded that the fair values of the reporting units exceeded the carrying values of the reporting units. Therefore, no impairment charge was recognized in fiscal 2002 and no changes were made to the useful lives of its intangible.

         The effect of adoption of SFAS No. 142 on the 2002 and 2001 consolidated results of operations were as follows:


                                                      Years Ended                  Nine Months Ended
                                                     December 31,                    September 30,
                                            -------------------------------- -------------------------------
                                                 2002            2001             2003            2002
                                            -------------------------------- -------------------------------
                                                                              (Unaudited)     (Unaudited)

Reported loss                                $(995,413)      $(868,024)       $(456,555)      $(681,254)
Add back: amortization of goodwill
                                                  -            120,000             -               -
                                            -------------------------------- -------------------------------

Loss, as adjusted                            $(995,413)      $(748,024)       $(456,555)      $(681,254)
                                            ================================ ===============================

Basic earnings per share:
   Reported loss                             $   (0.15)      $   (0.12)       $   (0.07)      $   (0.10)
   Amortization of goodwill
                                                  -               0.02             -               -
                                            -------------------------------- -------------------------------

   Basic loss per share, as adjusted         $   (0.15)      $   (0.10)       $   (0.07)      $   (0.10)
                                            ================================ ===============================

Diluted earnings per share:
   Reported loss                             $   (0.15)      $   (0.12)       $   (0.07)      $   (0.10)
   Amortization of goodwill
                                                  -               0.02             -               -
                                            -------------------------------- -------------------------------

   Diluted loss per share, as adjusted       $   (0.15)      $   (0.10)       $   (0.07)      $  (0.10)
                                            ================================ ===============================

     l. Licenses

     Licenses represent the value of certain broker-dealer licenses acquired through acquisition. These licenses are not subject to amortization, and are tested for impairments at least annually.

     m. Comprehensive income

     Comprehensive income is a total of (1) net income plus (2) all other changes in net assets arising from non-owner sources, which is referred to as comprehensive income.

     n. Fair value

     The fair value of the Company's assets and liabilities approximate their respective carrying values.

     o. Advertising costs

     Advertising costs, which are expensed as incurred, approximated $82,000 and $4,000 for the years ended December 31, 2002 and 2001, respectively and $50,000 and $47,000 for the nine months ended September 30, 2003 and 2002, respectively.

     p. Effects of new accounting pronouncements


     In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this Statement became effective on January 1, 2002 and were required to be applied to all goodwill and other intangible assets recognized in the financial statements at that date. The adoption of SFAS No. 142 did not have a material impact on the Company's financial statements.


     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to adopt the provisions of SFAS No. 143 effective March 1, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on our financial statements.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. Certain provisions of this statement related to the classification of gains and losses from extinguishment of debt are required to be adopted by the Company beginning March 1, 2003. All other provisions were required to be adopted after May 15, 2002. It is not anticipated that the adoption of this statement will have a material impact on the consolidated financial position, consolidated results of operations or liquidity of the Company.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and became effective for the Company on January 1, 2003.

2.   Business Acquisition:

     On May 1, 2001, the Company acquired all the capital stock of Triad Financial, Inc., an independent broker-dealer, in a tax-free exchange for 2,550,000 shares of the Company's common stock. The common stock was valued at $1.50 per share based upon a previous private placement. The acquired assets were recorded at their fair value of $3,825,000. This purchase price has been allocated based on the fair value of all identifiable assets at the date of acquisition as follows:

Cash                                                              $     46,487
Deposits with clearing organizations                                    35,662
Receivables from broker-dealer and clearing organizations               61,640
Furniture, fixtures, and leasehold improvements                          7,483
Security deposits                                                        2,880
Licenses                                                               100,000
Goodwill                                                             3,623,272
Accounts payable and accrued expenses                                  (14,177)
Commissions payable                                                    (38,247)
                                                                  -------------
                                                                  $  3,825,000
                                                                  =============

     The historical carrying value of the assets acquired and liabilities assumed approximated their fair value on the date of acquisition. Approximately $3,623,000 of the excess of the fair value of the common stock issued over the net assets acquired has been reflected as goodwill on the balance sheet. As discussed in Note 1, goodwill will be evaluated for impairment on an annual basis, or sooner, if deemed necessary.

3.   Receivable from and Payable to Clearing Organizations:

     Amounts receivable from and payable to clearing organizations at December 31, 2002 and September 30, 2003, consist of the following:

                                                           December 31, 2002              September 30, 2003
                                                           -----------------              ------------------
                                                        Receivable      Payable      Receivable         Payable
                                                        ----------      -------      ----------         -------
                                                                                    (Unaudited)       (Unaudited)
   Deposits with clearing organizations                  $110,047       $  -         $ 210,047          $ -
   Receivable/payable to/from clearing organization          -           50,551            -             27,295
   Fees and commissions receivable/payable                347,379          -           506,123             -
                                                         --------       -------       --------          -------
                                                         $457,426       $50,551       $716,170          $27,295
                                                         ========       =======       ========          =======

     The Company clears its customer transactions through an unrelated broker-dealer on a full disclosure basis. The arrangement requires the Company to make a $100,000 deposit, which is in an interest bearing account, with the clearing agent. The clearing agent offsets its fees, on a monthly basis, against the Company's commissions. The amount payable to the clearing broker relates to the aforementioned transactions.

     On March 1, 2003, the Company entered into a second clearing arrangement with an unrelated broker-dealer on a full disclosure basis. This arrangement requires the Company to make a $100,000 deposit, which will be in an interest bearing account, with the clearing agent. The clearing agen-t offsets its fees against the Company's commissions.

     APFS is a clearing member of National Securities Cleari-ng Corporation ("NSCC"). The primary purpose for this arrangement is the Company's participation in NSCC's commission settlement program. The Company receives daily information downloads and, together with information provided from their clearing agents prepares detailed commission statements for their independent registered representatives. The Company was required to deposit $10,000 in an interest bearing account with NSCC.

4.   Receivable from and Payable to Customers:

     Amounts receivable from and payable to customers includes amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected -in the financial statements.

5. Commissions Payable and Independent Representative Transactions:

     The Company conducts business through a network of independent representatives and registered investment advisors who receive commissions for their services according to the Company's agreed upon commissi-on schedule. As of December 31, 2002 and September 30, 2003, the Company owed its independent representatives and registered investment advisors commissions of approximately $585,000 and $1,018,000, respectively.

     In addition, the Company charges the independent representatives maintenance fees for access to certain computer information and- customer support services. Fees charged for the year ended December 31, 2002 and 2001 amounted to $433,000 and $137,000, respectively. Fees charged for the nine months ended September 30, 2003 and 2002 amounted to $450,000 and $361,000, respectively. The portion of these fees which remained receivable from representatives as of December 31, 2002 and September 30, 2003 were approximately $22,000 and $25,000, respectively. These fees are netted against the respective expense accounts.

6.   Concentration of Credit Risk:

     The Company is engaged in various brokerage activities in which customer transactions are cleared through unrelated broker deale-rs. In the event that these parties do not fulfill their obligations, the Company may be exposed to risk, inclusive of disrupted operations. The Company has no major dependence on any one vendor as alternative services and products are readily available. If a relationship were to terminate, the disruption in business activity would be similar to any other business. To reduce this risk, the Company periodically monitors these functions.

     The Company's revenue is dependent upon economic and market conditions. The Company is vulnerable to risk if economic and market conditions weaken.

     The Company is also dependent, to a degree, upon its top ten registered representatives who were responsible for a significant percentage of the Company's gross revenue as follows:

                                                 Nine months ended
    2001                    2002                September 30, 2003
-------------           -------------          ----------------------
    38%                     30%                         27%

     The Company places its cash investments with highly creditable financial institutions. At times, the Company's cash deposits with any one financial institution may exceed federally insured limits. At December 31, 2002 and September 30, 2003, the excess was $355,000 and $686,000, respectively. The Company believes it is not exposed to any significant credit risks for this cash.

7.   Furniture, Equipment and Leaseholds:

     Furniture, equipment and leaseholds at December 31, 2002 and September 30, 2003 consist of the following:

                                      December 31,           September 30,
                                          2002                    2003
                                   -------------------     -------------------
                                                               (Unaudited)
   Furniture                                  $83,190                $110,030
   Equipment                                  275,078                 400,747
   Leasehold improvements                      55,500                  74,830
                                   -------------------     -------------------
                                             413,768                 585,607
   Less: accumulated depreciation           (216,118)               (289,881)
                                   -------------------     -------------------
                                            $197,650                $295,726
                                   ===================     ===================

8.   Notes and Obligations Payable:

     The notes and obligations payable balances at December 31, 2002 and September 30, 2003 are comprised of the Company's revolving credit facility in the amount of $50,356 and 38,978, respectively, promissory notes in the amount of $105,833 and $111,390, respectively, and an obligation to another individual of $1,297,849 and $1,201,690, respectively.

     The Company established a revolving credit facility on October 31, 2002 with the North Fork Bank. The maximum permissible borrowings under this credit facility is $75,000. Interest is payable at a rate equal to .5% above the bank's prime rate (4.25% at December 31, 2002). No interest was paid on this note for the year ended December 31, 2002. Interest paid during the nine months ended September 30, 2003 was $1,600. This credit facility is secured by the Company's cash balances maintained at the bank. This credit facility has no formal expiration date, however, either party may cancel the arrangement at any time by giving written notice to the other party.

     On March 26, 2002 the Company executed a convertible promissory note to one of its Directors for $100,000. Interest accrues at a rate of seven percent (7%) per annum. The note matures on November 30, 2004. The principal shall not be repaid, in whole or in part, without the consent of the holder. The holder shall have the sole right to convert any portion of the outstanding principal and accrued interest into units at a price of $50,000 per unit offered under the Company's private placement memorandum. Each unit consists of 25,000 shares of common stock of the Company and a five-year warrant to purchase 8,334 shares of common stock. As of December 31, 2002 and September 30, 2003, accrued interest payable was $5,833 and $11,390, respectively. During the nine months ended September 30, 2003, the parties agreed to extend the maturity date of the convertible promissory note to February 28, 2006.

     In May 2002, in order to settle claims of a former stockholder, officer and employee, the Company agreed to repurchased 2,500,000 shares of common stock from him for $1,600,000, payable in installments without interest consisting of twelve (12) equal monthly payments of $15,000, twelve (12) equal monthly payments of $20,000, twelve (12) equal monthly payments of $25,000, and a balloon payment of $880,000 on May 1, 2005. As the payment terms are non-interest bearing, the Company used an imputed interest rate of 6.75% per annum and recorded interest expense of $52,590 for year ended December 31, 2002, $63,841 for the nine months ended September 30, 2003 and $45,201 for the nine months ended September 30, 2002. The related treasury stock has been recorded, net of imputed interest of $242,085, at $1,357,915.

     This obligation is secured by 2,500,000 shares of treasury stock, 1,625,000 shares held by a stockholder, officer and employee and 625,000 shares held by a stockholder which latter amounts are reduced in proportion to payments made.

The annual maturities payable under all obligations are as follows:

   Year Ending                           Unamortized
  December 31,           Principal        Discount           Balance
  ------------        ---------------- ---------------- -------------------
      2003             $   265,000      $    86,000      $      179,000
      2004                 373,000           73,000             300,000
      2005               1,005,000           31,000             974,000
                      ---------------- ---------------- -------------------

                       $ 1,643,000       $  190,000      $    1,453,000
                      ================ ================ ===================

9.   Lease Commitments:

     a. Obligations under capital leases

     The Company leases various equipment and furniture under several capital leases. Under these lease terms, the Company is financing the acquisition of the assets and, accordingly, the equipment has been recorded as an asset and the capital lease payments discounted at annual interest rates ranging from fifteen percent to twenty-four percent. The capitalized cost of the equipment at December 31, 2002 and September 30, 2003 was $130,026 with accumulated depreciation $84,116 and 97,966, respectively, leaving a book-value of $45,910 at December 31, 2002 and $32,060 at September 30, 2003. The lease terms range from thirty-six months to sixty months and expire starting June 2003 through December 2005. The following is a schedule of the future minimum payments required under the leases together with the present value as of December 31, 2002:

           Years Ending
           December 31,
           ------------
               2003                                 $        39,196
               2004                                          20,582
               2005                                          13,130
                                                    ----------------
               Total                                         72,908
Less: amount representing interest                           14,601
                                                    ----------------
Net future minimum lease payments                   $        58,307
                                                    ================

     b.  Operating leases

     The Company leases office space under a noncancellable operating lease expiring on May 31, 2007, requiring minimum rentals as follows:

  Years Ending
  December 31,

      2003                                 $       280,389
      2004                                         294,984
      2005                                         298,056
      2006                                         309,004
      2007                                         130,684
                                           ----------------
                                           $     1,313,117
                                           ================

     In addition to the minimum rentals, the Company is obligated to pay an annual real estate tax escalation.

     The Company sublets a portion of its office space to independent representatives. Rental income for years ended December 31, 2002 and 2001 was $98,000 and $7,000, respectively, and was charged against rent expense. Rental income for the nine months ended September 30, 2003 and 2002 was $99,535 and $72,896, respectively. Rent expense, net of rental income, for years ended December 31, 2002 and 2001 was $98,722 and $92,301, respectively and for the nine months ended September 30, 2003 and 2002 was $72,160 and $57,867, respectively.

     The Company also leases various office equipment and furnishings under operating leases. These lease terms range from 36 to 84 months, and expire from 2005 to 2006. The rental expense for the years ended December 31, 2002 and 2001 was $17,500 and $7,500, respectively and for the nine months ended September 30, 2003 and 2002 was $21,682 and $5,871 respectively. The following is a schedule of future minimum rental payments required under the above noncancellable operating leases:

Years Ending
December 31,
------------
    2003                                 $        20,856
    2004                                          15,223
    2005                                          10,443
    2006                                           3,370
                                         ----------------
                                         $        49,892
                                         ================

10.  Deferred Revenue:

     The Company is party to an arrangement with an insurance company to service and train its agents to become Series 6 and 7 registered representatives. Under this arrangement, the insurance company advanced the Company $100,000 which was initially evidenced by a promissory note. The Company provides training and limited support services in exchange for the $100,000 being earned at $6,250 per quarter for these services. As of December 31, 2002 and September 30, 2003, $56,250 and $37,500 remained as unearned revenue, respectively.

11.  Related Party Transactions:

     The principal stockholder and chief executive officer of the Company has advanced $137,380 as of December 31, 2002. As of September 30, 2003 the balance of the officer advance was $122,380. These advances have no specified repayment terms and no interest rate is stated.

12.  Commitments:

     On January 17, 2002 the Company entered into a Registered Representative Recruiting Agreement. The recruiter is to receive five-percent (5%) for the first year and four-percent (4%) for years two through six of any gross concessions APFS derives from independent representatives that register with the Company as a direct result of the recruiter's efforts. The Company, in its sole discretion, has the right to approve or disapprove registration without any obligation to the recruiter. The Company paid $9,000 under this agreement in 2002 and $48,000 in 2003.

13.  Employment Agreements:

     The Company had entered into various employment agreements. The agreements are in effect up to three years ending at various times through August 2006 and provide annual aggregate salaries as follows:


 Years Ending
 December 31,
 ------------
     2003                                 $       644,859
     2004                                         341,139
     2005                                          78,125
                                          ----------------
                                          $     1,064,123
                                          ================

     As of September 30, 2003, the annual aggregate salaries (unaudited) are as follows:

Twelve Months Ended
   September 30
   ------------
       2004                                 $       468,666
       2005                                         109,378
                                            ----------------
                                            $       578,044
                                            ================


14.  Net Capital Requirements:

     The Company is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. In addition, the rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1.

     At December 31, 2002 and September 30, 2003, the Company had net capital of $279,762 and $444,572, respectively, which was $229,762 and $358,546 in excess of its required net capital of $50,000 and $86,026, respectively. As of September 30, 2003, the Company's aggregate indebtedness to net capital ratio was 2.9 to 1.

15.  Income Taxes:

     The (benefit) provision for income taxes consists of the following:

                        Year Ended                    Nine Months Ended
                       December 31,                     September 30,
               ------------------------------ ----------------------------------
                   2002            2001            2003              2002
               -------------- --------------- ---------------- -----------------
                                               (Unaudited)         (Unaudited)
Current:
   Federal      $      -       $       -      $      -         $       -
   State             20,214           4,920         7,146            10,951
               -------------- --------------- ---------------- -----------------
                     20,214           4,920         7,146            10,951
               -------------- --------------- ---------------- -----------------
Deferred:
   Federal         (204,778)       (160,669)      (84,400)         (143,204)
   State            (51,194)        (40,167)      (21,100)          (35,801)
               -------------- --------------- ---------------- -----------------
                   (255,972)       (200,836)     (105,500)         (179,005)
               -------------- --------------- ---------------- -----------------
                $  (235,758)  $    (195,916)  $   (98,354)     $   (168,054)
               ============== =============== ================ =================

     A deferred tax asset has been recorded on the balance sheet as a result of the Company's net operating losses and difference in tax treatment of organization costs. A valuation allowance of approximately $261,000 and $194,000 was applied to the deferred tax asset at December 31, 2002 and 2001, respectively. Such valuation allowance was established based upon the weight of available evidence that some portion of the deferred tax asset will not be realized.

     The Company's net operating loss carryforwards as of December 31, 2002, which are available in future years, are as follows:

                                       Net
                                    Operating
                                       Loss             Begin to Expire
                                 -----------------     ------------------
 Federal                         $     1,962,000       December 31, 2021

 State                           $     1,935,000       December 31, 2021

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:


                                                          Years Ended
                                                         December 31,
                                                  ----------------------------
                                                      2002            2001
                                                  ------------    ------------
   U.S. federal statutory income tax rate             34%             34%
   State income tax                                    2               1
   Permanent differences                             (10)             (5)
   Valuation allowance against NOL carryforwards      (7)            (12)
                                                  ------------    ------------
                                                      19%             18%
                                                  ============    ============


     Significant components of deferred tax assets (liabilities) as of December 31, 2002 were as follows:

   Net operating loss carryforward               $       732,000
   Amortization of organizational expenses               (14,000)
                                                 -----------------
                                                         718,000
   Less valuation allowance                             (261,000)
                                                 -----------------
   Deferred tax asset                            $      (457,000)
                                                 =================

16.  Stockholders' Equity:

     a. Common stock

     In 2001, 2002 and 2003 the Company issued shares of its common stock pursuant to two separate offerings. The first offering was through a private offering memorandum and included units consisting of one share on common stock and a five year warrant to purchase one-half share of common stock at a unit offering price of $1.50. The Company issued an aggregate of 441,000 shares in 2001 and 47,000 shares in 2002, which resulted in gross proceeds of approximately $661,000 and $70,000, respectively.

     The second offering was made through a private placement memorandum. Each unit consisted of 25,000 shares of common stock and warrants to purchase 8,334 shares of common stock at an offering price of $50,000 per unit. The Company issued an aggregate of 605,000 shares (24.2 units) in 2002 and 447,000 shares (17.88 units) in 2003, which resulted in gross proceeds of approximately $1,210,000 and $894,000, respectively.

     The Company issued an additional 128,426 shares of common stock in 2003 through the exercise of outstanding warrants related to the offerings. Total proceeds from the exercise of the warrants totaled approximately $130,000.

     In addition, during 2002, under the terms of a convertible debt agreement, certain note holders exchanged their convertible debt, aggregating approximately $204,000, for 141,318 shares valued at $1.50 per share and warrants to purchase an additional 70,659 shares at $1.00 per share.

     b. Stock option plan

     The Company has adopted an Employee Incentive Stock Plan, which provides for the issuance of stock options for up to a maximum of 2,000,000 shares of Common Stock. As of September 30, 2003 options have been granted for the purchase of a total of 854,680 shares. Options under the plan are either "incentive," which are meant to qualify under Section 422 of the Internal Revenue Code or "non-qualified," which do not qualify as incentive options under the Code. Subject to the terms of the plan, the Board of Directors is solely responsible for the administration of the plan, including the granting of awards and the determination of the purchase price of options. Under the plan, the exercise price for qualified stock options may not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted. The term of a stock option is generally ten years and each award will vest in accordance with a schedule determined by the Board of Directors at the time of grant. Officers and key employees are eligible to receive options under the plan.

     Stock option transactions for the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003, are as follows:

                                                                                     Weighted
                                                    Weighted        Average        Average Fair
                                                   Number of        Exercise         Value at
                                                     Shares          Price          Grant Date
                                                     ------          -----          ----------
Balance, January 1, 2001                      $        -         $  -              $  -
   Granted                                          659,217      1.50              0.68
   Cancelled                                        (62,250)     1.50              0.68
                                             ------------------- ----------------  ----------------

Balance, December 31, 2001                          596,967      1.50              0.68
   Granted                                          259,250      2.00              0.30
                                             ------------------- ----------------  ----------------

Balance, December 31, 2002                          856,217      1.65              0.56
   Granted                                            2,838      2.00              0.30
   Cancelled                                         (4,375)     2.00              0.30
                                             ------------------- ----------------  ----------------
Balance, September 30, 2003 (unaudited)       $     854,680      1.65              0.56
                                             =================== ================  ================

         Significant option groups outstanding at December 31, 2002 and related option price and life information were as follows:

    Range of               Number             Weighted             Number
                                               Average
                                              Remaining
                                             Contractual
 Exercise Price          Outstanding            Life             Exercisable
------------------     ----------------    ----------------    ----------------
      $1.50                596,967             9 years             149,242
      $2.00                259,250            10 years                -

     At December 31 2002, options to purchase an aggregate of 149,242 common shares were vested and currently exercisable at an exercise price of $1.50 and an additional 706,975 options vest at dates extending through 2006, expiring through 2012. At December 31, 2002, options for 1,143,783 common shares were available for future grants.

     The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, as all options have been granted at exercise prices equal to or greater than the fair market value on the date of the grant, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     c. Warrants

     The Company has issued detachable warrants from the Common Stock as part of its stock offerings. The warrants may be exercised for a period of five years from the date of issuance, initially at an exercise price of $1.00 to $2.00 per common stock share. The number of shares and exercise price shall be subject to adjustment for recapitalizations and reorganizations. As of December 31, 2002 and September 30, 2003 there are 587,659 and 608,233 warrants outstanding, respectively.

     d. Capital units plan

     The Company has implemented a Capital Units Plan effective December 2001. Under this plan, Capital Units will be allocated at the end of each fiscal year. Initially, 1,000 capital units will be allocated for each $1 million of gross securities commissions, investment advisor fees and insurance premiums. The Capital Units, which represent a future right to shares of common stock, will then be allocated among Qualified Branch Managers, registered representatives and registered advisors. These allocations will be based upon and proportional to each group's respective production. As of December 31, 2002, 1,000,000 shares of common stock have been allocated to the plan (the "Share Pool"). Certificates for all shares in the Share Pool have been issued to a nominee under the plan for future disposition in accordance with the plan's provisions. F-24

     The shares of common stock allocated under this plan will only be issued to the above classes of participants under the following circumstances: upon consummation of a public offering by the Company resulting in gross proceeds of $20 million or more, a sale of all or substantially all of the Company's assets, the Company's merger with another entity resulting in a change of control, or sale of a majority of the Company's outstanding common stock in one or a related series of transactions. The common stock allocated to a participant under this plan is subject to a one year vesting, commencing with any of the aforementioned events. Through September 30, 2003, none of the triggering events have occurred and, accordingly, the Company has not issued any of the Pool Shares to individual participants.

     e. Common shares reserved for future issuance

     At December 31, 2002, common shares reserved for future issuance consist of the following:

         Capital units plan                                    1,000,000
         Stock options                                         2,000,000
         Common stock warrants and convertible notes             674,901
                                                            --------------
         Total reserved                                        3,674,901
                                                            ==============

     f. Net earnings per common share and common equivalent share

     The Company computes net income (loss) per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding excludes treasury shares from the date of their acquisition. Diluted EPS further assumes the issuance of common shares for all dilutive potential common shares outstanding. Since the Company recorded a net loss for 2002 and 2001, the effect of common equivalent shares was antidilutive, and accordingly they were excluded from the computation.

17.  Profit Sharing Plan:

     The Company had a profit sharing plan which covered all eligible employees. The plan was terminated on May 1, 2001 at which time all assets were distributed to the participants. The plan contributions for 2001 were $12,206.

                       [AMERICAN PORTFOLIOS HOLDINGS, INC.
                                      LOGO]



                                   PROSPECTUS

                       AMERICAN PORTFOLIOS HOLDINGS, INC.

                                TABLE OF CONTENTS
                                                                                                                 Page
                                                                                                                 ----


Prospectus Summary.................................................................................................2
Risk Factors.......................................................................................................4
Disclosure Regarding Forward Looking Statements....................................................................9
Use of Proceeds....................................................................................................9
No Market for Common Stock.........................................................................................11
Dividend Policy....................................................................................................11
Dilution 11
Summary of Financial Data..........................................................................................13
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.........................................................................................13
Our Business.......................................................................................................18
Management of Our Company..........................................................................................30
Summary Compensation Table.........................................................................................32
Disclosure of Commission Position of Indemnification for Securities Act Liabilities................................35
Security Ownership of Certain Beneficial Owners and Management.....................................................35
Certain Relationships and Related Transactions.....................................................................36
Description of Securities..........................................................................................37
Distribution of Our Common Stock...................................................................................39
Reports to Stockholders............................................................................................39
Legal Matters......................................................................................................39
Experts  ..........................................................................................................40
Where You Can Find Additional Information..........................................................................40
Financial Statements...............................................................................................F-2


     Until __________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to purchase our common stock in any jurisdiction where such offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Our Certificate of Incorporation and By-laws empower us to indemnify current or former directors, officers, employees or agents of us or persons serving by request of us in such capacities or persons who have served by the request of us in any other enterprise to the full extent permitted by the laws of the State of Delaware.

     Section 145 of the Delaware General Corporate Law contains provisions authorizing indemnification of our directors, officers, employees or agents against certain liabilities and expenses, which they may incur in their capacities as our directors, officers, employees, or agents. In addition, the Section also provides that such indemnification may include payment by us of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer our director, officer, employee or agents either as such other indemnified is no longer our director, officer, employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provision of the Section.

     The indemnification and advancement of expenses provided pursuant to such Section are not exclusive, and subject to certain conditions, we may provide other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because our Articles of Incorporation do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by our Board or our stockholders in a specific case, a director, officer, employee or agent of our company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses, or both and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 145 because he or she has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the Section, or because the court determines that the petitioner is fairly and reasonably entitled to mandatory indemnification pursuant to Section 145 because he or she has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the Section, or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


Filing Fee -- Securities and Exchange Commission           $    364.05
Fees and Expenses of accountants and legal counsel         $150,000.00

Printing  and  Engraving  Expenses                         $ 10,000.00
Miscellaneous expenses                                     $  9,635.95
                                                           -----------
                                          Total            $170,000.00


Item 26.  Recent Sales of Unregistered Securities

     No securities of the registrant which were not registered under the Securities Act of 1933, as amended have been issued or sold by the registrant within the past three years except as follows: none of the Securities listed below are being registered in this registration statement.


     Commencing October 30, 2000, pursuant to a private placement offering made to accredited investors in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D, we offered up to 800,000 shares of our common stock at $1.50 per share together with warrants to purchase 400,000 shares of our common stock. A total of 771,984 shares of common stock and warrants to purchase an aggregate of 385,999 shares of common stock were purchased pursuant to this private offering which was terminated on January 31, 2002, and we raised approximately $1,050,000 after costs and expenses. Except for four purchasers who were sophisticated but unaccredited investors, the purchasers listed below were accredited investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the Units were being acquired for investment.


Purchaser                       Total Shares/Warrants              Date        Total Offering Price
---------                       ---------------------              ----        --------------------
Ronald F. Bergmann and Rosemaria   33,333/16,667              11/17/00                $50,000
Bermann JTWROS

Douglas Meyer                      33,333/16,667              12/15/00                 50,000

Joseph and Wendy Quattrochi        26,667/13,336              12/15/00                 40,000

David G. Rey                       16,667/8,336               11/17/00                 25,000

Robert J. Bartolotta               20,000/10,000              12/26/00                 30,000

Gary R. Grappone and Melissa A.    33,333/16,667              11/17/00                 50,000
Grappone as JTROS

Stephen P. Ziniti, Profit          14,000/7,000               7/18/01                  21,000
Sharing Plan, Stephen P. Ziniti,
Trustee

Stephen P. Ziniti, Profit          9,334/4,667                7/18/01                  14,000
Sharing Plan, Stephen P. Ziniti,
Trustee

Thomas P. Ziniti Irrevocable       18,333/9,167               7/18/01                  27,500
Trust, Stephen P. Ziniti, Trustee

Antoinette T. Ziniti               18,333/9,167               7/18/01                  27,500
Irrevocable Trust, Stephen P.
Ziniti, Trustee

Family Financial Group             20,000/10,000              7/18/01                  30,000


                                      II-2

George G. Elkin and Maria Elkin,   16,667/8,333               8/20/01                  25,000
JTWROS

Robert M. Dolber                   20,000/10,000              8/20/01                  30,000

Denis K. Murphy and Meghan B.      20,000/10,000              8/20/01                  30,000
Murphy, JTWROS

Bear Stearns SEC Corp as           5,000/2,500                8/16/01                  7,500
Custodian FBO Robert Dolber

Bear Stearns SEC Corp as           13,333/6,667               8/28/01                  20,000
Custodian FBO R. Gary Zell II

Bear Stearns Custodian FBO Scott   13,333/6,667               8/31/01                  20,000
Rodrigues

Bear Stearns SEC Corp as           10,667/5,333               8/31/01                  16,000
Custodian FBO James J. Robinson

Bear Stearns SEC Corp as           16,667/8,333               9/11/01                  25,000
Custodian FBO David S. Weiss

Barry S. Cohn                      10,000/5,000               8/27/01                  15,000

Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Herald F. Bennett

Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Daniel M. Purdy

Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Joseph C. McGowan

Phillip A. Mittiga & Margaret P.   16,667/8,333               11/12/01                 25,000
Mittiga

Stephen Molyneaux                  16,667/8,333               11/12/01                 25,000

Bear Stearns SEC Corp as           20,000/10,000              12/28/01                 30,000
Custodian FBO George R. Grossman

Bear Stearns SEC Corp as           5,000/2,500                12/28/01                 7,500
Custodian FBO Robert M. Dolber

Bear Stearns SEC Corp as           16,667/8,333               12/28/01                 25,000
Custodian FBO John C. Garrison

Lawrence J. Mieras Jr.             80,000/40,000              1/11/02                 120,000

Franklin A. Cama                   6,667/3,333                1/28/02                  10,000

Bear Stearns SEC Corp as           20,000/10,000              1/28/02                  30,000
Custodian FBO Gregory J. Murphy

                                      II-3


Anthony A. Viscusi                 20,000/10,000              1/28/02                  30,000

Dolores Finley                     52,647/26,324              6/28/02                  76,165

Klara Bastys                       88,167/44,336              6/28/02                 128,164


     Commencing March 4, 2002, pursuant to a private placement offering made to accredited investors in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D, we offered up to 60 units, each unit consisting of 25,000 shares of common stock and five year warrants to purchase 8,334 shares of common stock initially at $2.00 per share. A total of 1,052,000 shares of common stock and 350,666 warrants were purchased pursuant to this private offering which was terminated on July 1, 2003, and we raised approximately $1,874,000 after costs and expenses. Except for one purchaser who was a sophisicated but unaccredited investor, the purchasers listed below were accredited investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the units were being acquired for investment.



Purchaser               Total Shares/Warrants              Date               Total Offering Price
---------               ---------------------              ----               --------------------
Head, Glenn O.             25,000/8,333              April 3, 2002                      $50,000

Wu, Janet S.               25,000/8,333              April 12, 2002                     $50,000

Salamone, John C & Irene   12,500/4,167              May 15, 2002                       $25,000
D.

Elkin, Michele R.          25,000/8,333              May 31, 2002                       $50,000

Cali, Alfred V.            25,000/8,333              June 21, 2002                      $50,000

Hart, P. Richard           12,500/4,167              August 2, 2002                     $25,000

Porter, Bruce D.           25,000/8,333              August 6, 2002                     $50,000

Fusco, John                25,000/8,333              August 21, 2002                    $50,000

DeMario, Louis B.          25,000/8,333              August 20, 2002                    $50,000

Grant - Smith, Linda       12,500/4,167              August 19, 2002                    $25,000

Blair, Richard             25,000/8,333              August 19, 2002                    $50,000

Cheney, James              20,000/6,667              August 28, 2002                    $40,000

Piccarreto, Carl &         12,500/4,167              October 16, 2002                   $25,000
Barbara

Bradley, Robert            25,000/8,333              October 28, 2002                   $50,000

Fauci, Lawrence A.         25,000/8,333              October 28, 2002                   $50,000

                                      II-4



Wyman, David S             12,500/4,167              October 28 &30, 2002               $25,000

Dickens, Rene              12,500/4,167              November 4, 2002                   $25,000

Finley, Dolores &          25,000/8,333              November 6, 2002                   $50,000
Christopher

Salamone, John C & Irene   12,500/4,167              November 8, 2002                   $25,000
D.

Fehn, William              25,000/8,333              November 8, 2002                   $50,000

Harasym, Kenneth J. Sr.    12,500/4,167              November 8, 2002                   $25,000

Auletta, John R.           25,000/8,333              November 13, 2002                  $50,000

Goldberg, Barry            25,000/8,333              November 18, 2002                  $50,000

Frey, Michael J.           25,000/8,333              November 27, 2002                  $50,000

Brenner, Howard M.         10,000/3,333              November 27, 2002                  $20,000

                           5,000/1,667               May  2, 2003                       $10,000

Franklin, Anthony          25,000/8,333              December 4, 2002                   $50,000

Maier, Rudi E.             12,500/4,167              December 16, 2002                  $25,000

Maier, Waltraud            12,500/4,167              December 16, 2002                  $25,000

Fusco, Anthony J.          25,000/8,333              December 16, 2002                  $50,000

                                                     December 30, 2002                  $50,000
Capogna, Aldo & Lina       12,500/4,167              January 10, 2003                   $25,000

Grant, Christopher &       25,000/8,333              January 22, 2003                   $50,000
Melony

Benedict C. Diventi Jr.    12,500/4,167              February 10, 2003                  $25,000

Francis A. & Sylvia K.     25,000/8,333              February 11, 2003                  $50,000
Adams

Donald J. & Eleanor S.     25,000/8,333              February 20, 2003                  $50,000
Grant

Knecht, Stanley R.         12,500/4,167              March 5, 2003                      $25,000

                                      II-5


Gaetano & Carmela          15,000/5,000              April 10, 2003                     $30,000
Fargnoli

Faye & P. Richard Hart     6,250/2,083               April 22, 2003                     $12,500

Russell M. Kerstein        12,500/4,167              April 28, 2003                     $25,000

Alvin B. Lipsky            25,000/8,333              May 2, 2003                        $50,000

George R. Grossman         7,000/2,333               May 8, 2003                        $14,000

Merik Dolber               7,500/2,500               May 22, 2003                       $15,000

Nicholas Porcelli          25,000/8,333              May 23, 2003                       $50,000

Thomas C. Burke &          12,500/4,167              May 23, 2003                       $25,000
Deborah L. Schafer

Kenneth and Margaret       25,000/8,333              May 23, 2003                       $50,000
Leder

Steve E. Foutz             25,000/8,333              May 30, 2003                       $50,000

Paul Bovi                  25,000/8,333              June 2, 2003                       $50,000

Gerald L. &                25,000/8,333              June 9, 2003                       $50,000
Linda A. Johnson

Bruce Porter               25,000/8,333              June 9, 2003                       $50,000

Eric J. & Paula E.         50,000/16,667             June 9, 2003                      $100,000
DeSimone

David Wyman                6,250/2,083               June 18, 2003                      $12,500

John Crockett              50,000/16,667             June 27, 2003                     $100,000


     During 2001, we granted options to purchase an aggregate of 659,217 shares of our common stock with an average exercise price of $1.50 per share.

     In addition, during 2002, under the terms of a convertible debt agreement, certain notes holders exchanged their convertible debt, aggregating approximately $204,000 for 141,318 shares valued at $1.50 per share and warrants to purchase an additional 70,659 shares at $1.00 per share.

Item 27.  Exhibits

Exhibits

The following exhibits are filed as part of this registration statement:


Exhibit
Number                                      Description
------   ----------------------------------------------------------------------------------------

3.1*     Certificate of incorporation of the registrant and amendments

3.2*     Bylaws of the registrant and amendments

4.1*     Specimen common stock certificate

5.1      Opinion of Ruskin Moscou Faltischek, P.C. as to the legality of securities being registered

10.1*    2001 Stock Option Plan

10.2**   Amended and Restated Capital Units Plan

10.3**   Lease Agreement dated on or about November 1, 1999 by and between the registrant and 4250 Vets Highway LLC, Second
         Lease Consolidation and Extension Agreement dated as of March 2002 and Amendment dated as of April 1, 2003.

10.4**   Bear Stearns Clearing Agreement

10.5**   Pershing & Co. Clearing Agreement

10.6*    Form of Registered Representative Agreement

10.7*    Form of New Account Agreement

10.8**   Melissa Grappone Employment Agreement

10.9**   Robert Dolber Employment Agreement

10.10**  Stockholders' Agreement dated May 1, 2001

10.11*   Stipulation relating to repurchase of shares owned by Frank Baiata

10.12**  Credit Facility Agreement with North Fork Bank

21.1**   Subsidiaries of the Registrant

23.1     Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1)

23.2     Consent of Holtz Rubenstein & Co., LLP

                                      II-7


24.1*    Power of Attorney (part of signature page)
---------------------------------------------------

* Previously filed as part of Registrant's Registration Statement on Form SB-2,
SEC File Number 333-108871, On September 17, 2003.

** Previously filed as part of the Registrant's Registration Statement on Form
SB-2, Amendment No. 1, SEC File Number 333-108871, on December 17, 2003.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Holbrook, New York.


                                          AMERICAN PORTFOLIOS HOLDINGS, INC.

February 4, 2004
                                          By:  /s/ Lon T. Dolber
                                               -----------------
                                          Name:  Lon T. Dolber
                                          Title:  President

/s/ Melissa Grappone                       Principal Financial Officer                        February 4, 2004
------------------------------------
Melissa Grappone



     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned hereby constitute Lon
T. Dolber as the attorney-in-fact of the undersigned to sign any amendment, and any post effective amendment, of this registration statement.




/s/ Lon T. Dolber
-----------------
Lon T. Dolber                              Chief Executive Officer, President and             February 4, 2004
                                           Chairman of the Board and Principal
                                           Accounting Officer

/s/ Russell Clark*
------------------
Russell Clark                              Vice President and Director                        February 4, 2004


/s/ Frank A. Tauches, Jr.
-------------------------
Frank Tauches, Jr.                         Director                                           February 4, 2004


/s/ Mark A. Manzi
-----------------
Mark Manzi                                 Director                                           February 4, 2004



* By Lon T. Dolber, attorney-in-fact